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                          AGREEMENT AND PLAN OF MERGER


                                      Among


                             DYCOM INDUSTRIES, INC.,


                             TROY ACQUISITION CORP.


                                       and


                           ARGUSS COMMUNICATIONS, INC.


                           Dated as of January 7, 2002




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




                                TABLE OF CONTENTS

                                                                           Page

                                    ARTICLE I

                                   DEFINITIONS

SECTION 1.01 Definitions.......................................................2

                                   ARTICLE II

                                    THE OFFER

SECTION 2.01 The Offer.........................................................6
SECTION 2.02 Company Action....................................................8
SECTION 2.03 Directors.........................................................9

                                   ARTICLE III

                                   THE MERGER

SECTION 3.01 The Merger.......................................................10
SECTION 3.02 Effective Time; Closing..........................................10
SECTION 3.03 Effect of the Merger.............................................11
SECTION 3.04 Certificate of Incorporation; By-Laws............................11
SECTION 3.05 Directors and Officers...........................................11

                                   ARTICLE IV

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 4.01 Conversion of Securities.........................................11
SECTION 4.02 Exchange of Certificates.........................................12
SECTION 4.03 Stock Transfer Books.............................................15
SECTION 4.04 Company Stock Options............................................15
SECTION 4.05 No Appraisal Rights..............................................16
SECTION 4.06 Parent Rights Plan...............................................16
SECTION 4.07 Affiliates.......................................................16

                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 5.01 Organization and Qualification; Subsidiaries.....................16
SECTION 5.02 Certificate of Incorporation and By-Laws.........................17
SECTION 5.03 Capitalization...................................................17
SECTION 5.04 Authority Relative to This Agreement
             and the Stockholders' Agreement..................................18
SECTION 5.05 No Conflict; Required Filings and Consents.......................19
SECTION 5.06 Permits; Compliance..............................................19

SECTION 5.07 SEC Filings; Financial Statements................................20
SECTION 5.08 Information to Be Supplied.......................................21
SECTION 5.09 Absence of Certain Changes or Events.............................22
SECTION 5.10 Absence of Litigation............................................22
SECTION 5.11 Employee Benefit Plans...........................................22
SECTION 5.12 Labor and Employment Matters.....................................24
SECTION 5.13 Property and Leases..............................................25
SECTION 5.14 Intellectual Property............................................26
SECTION 5.15 Taxes............................................................27
SECTION 5.16 Environmental Matters............................................28
SECTION 5.17 Amendment to Company Rights Agreement............................28
SECTION 5.18 Material Contracts...............................................29
SECTION 5.19 Insurance........................................................30
SECTION 5.20 Board Approval; Vote Required....................................30
SECTION 5.21 Opinion of Advisor...............................................31
SECTION 5.22 Brokers..........................................................31

                                   ARTICLE VI

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

SECTION 6.01 Corporate Organization...........................................31
SECTION 6.02 Certificate of Incorporation and By-Laws.........................31
SECTION 6.03 Capitalization...................................................31
SECTION 6.04 Authority Relative to This Agreement and
             the Stockholders' Agreement......................................32
SECTION 6.05 No Conflict; Required Filings and Consents.......................33
SECTION 6.06 SEC Filings; Financial Statements................................33
SECTION 6.07 Information to Be Supplied.......................................34
SECTION 6.08 Absence of Litigation............................................35
SECTION 6.09 Absence of Certain Changes or Events.............................35
SECTION 6.10 No Vote Required.................................................35
SECTION 6.11 Operations of Merger Sub.........................................35
SECTION 6.12 Tax Matters......................................................35
SECTION 6.13 Brokers..........................................................35

                                   ARTICLE VII

                     CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 7.01 Conduct of Business by the Company Pending the Merger............35
SECTION 7.02 Conduct of Business by Parent Pending the Merger.................38

                                  ARTICLE VIII

                              ADDITIONAL AGREEMENTS

SECTION 8.01 Company Stockholder Meeting......................................38
SECTION 8.02 Preparation of Merger Registration Statement
             and Proxy Statement/Prospectus...................................39

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SECTION 8.03 Access to Information; Confidentiality...........................40
SECTION 8.04 No Solicitation of Transactions..................................41
SECTION 8.05 Employee Benefits Matters........................................43
SECTION 8.06 Directors' and Officers' Indemnification and Insurance...........43
SECTION 8.07 Notification of Certain Matters..................................44
SECTION 8.08 Company Affiliates...............................................44
SECTION 8.09 Further Action; Reasonable Best Efforts..........................44
SECTION 8.10 Plan of Reorganization...........................................45
SECTION 8.11 Merger Sub.......................................................45
SECTION 8.12 Letters of Accountants...........................................45
SECTION 8.13 NYSE Listing.....................................................46
SECTION 8.14 Public Announcements.............................................46
SECTION 8.15 Transfer Tax.....................................................46
SECTION 8.16 The Company Rights Agreement.....................................46
SECTION 8.17 Employment Agreements............................................46

                                   ARTICLE IX

                            CONDITIONS TO THE MERGER

SECTION 9.01 Conditions to the Obligations of Each Party......................47
SECTION 9.02 Conditions to the Obligations of Parent and Merger Sub...........47
SECTION 9.03 Conditions to the Obligations of the Company.....................48

                                    ARTICLE X

                        TERMINATION, AMENDMENT AND WAIVER

SECTION 10.01 Termination.....................................................49
SECTION 10.02 Effect of Termination...........................................52
SECTION 10.03 Payment of Certain Fees.........................................52

                                   ARTICLE XI

                               GENERAL PROVISIONS

SECTION 11.01 Non-Survival of Representations and Warranties..................54
SECTION 11.02 Notices 54
SECTION 11.03 Severability....................................................55
SECTION 11.04 Entire Agreement; Assignment....................................55
SECTION 11.05 Parties in Interest.............................................55
SECTION 11.06 Specific Performance............................................55
SECTION 11.07 Governing Law...................................................55
SECTION 11.08 Waiver of Jury Trial............................................56
SECTION 11.09 Headings........................................................56
SECTION 11.10 Counterparts....................................................56
Annex I - Conditions of the Offer

Exhibit A - Form of Affiliate Letter

          AGREEMENT AND PLAN OF MERGER, dated as of January 7, 2002 (this "Agreement"), among DYCOM INDUSTRIES, INC., a Florida corporation ("Parent"), TROY ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and ARGUSS COMMUNICATIONS, INC., a Delaware corporation (the "Company").

          WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Parent and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the "Merger");

          WHEREAS, in furtherance of such transaction and as part of an integrated plan it is proposed that Merger Sub shall make an offer (the "Offer") to exchange shares of Parent Common Stock (as defined below) for all issued and outstanding shares of Company Common Stock (as defined below), including the associated Company Rights (as defined below), in accordance with the terms and conditions set forth in this Agreement;

          WHEREAS, the Board of Directors of the Company (the "Company Board") has (i) determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Company and fair to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement and (ii) has recommended the approval and adoption of this Agreement by the stockholders of the Company;

          WHEREAS, the Board of Directors of Parent (the "Parent Board") has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and fair to, and in the best interests of, Parent and its stockholders and has approved and adopted this Agreement and approved the Merger and the other transactions contemplated by this Agreement;

          WHEREAS, as a condition and as an inducement to Parent's willingness to enter into this Agreement, Parent, Merger Sub, the Company and certain stockholders of the Company (the "Stockholders") have entered into a Stockholders' Agreement, dated as of the date hereof (the "Stockholders' Agreement"), that sets forth certain obligations of the Stockholders;

          WHEREAS, for federal income tax purposes, the Merger is intended to qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a plan of reorganization;

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows.

                                    ARTICLE I

                                   DEFINITIONS

          SECTION 1.01 Definitions. (a) For purposes of this Agreement:

          "Acceptance Date" means the date on which Merger Sub accepts for exchange all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer.

          "affiliate" of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

          "beneficial owner", with respect to any Company Common Stock, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

          "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York.

          "Company Common Stock" means the Company's common stock, par value $.01 per share, including the Company Rights associated therewith.

          "Company Material Adverse Effect" means any event, circumstance, change, occurrence, fact or effect that, individually or in the aggregate with all other events, circumstances, changes, occurrences, facts and effects, is or is reasonably likely to be materially adverse to (i) the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and the Subsidiaries taken as a whole or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that the foregoing clause (i) shall not include any event, circumstance, occurrence, fact, change or effect resulting from (x) changes in general economic conditions or changes in securities markets in general, (y) general changes in the industries in which the Company and the Subsidiaries operate, except those events, circumstances, changes, occurrences, facts or effects that adversely affect the Company and its subsidiaries to a greater extent than they affect other entities operating in such industries or (z) the public announcement or pendency of the transactions contemplated hereby.

          "Company Rights" means the right associated with each share of Company Common Stock to purchase one one-hundredth of a share of the Company's Cumulative Participating Preferred Stock, par value $.01 per share.

          "Company Stockholder Approval" means the approval of this Agreement at the Company Stockholder Meeting by a majority of all votes entitled to be cast at the Company Stockholder Meeting in accordance with the DGCL and Company's Certificate of Incorporation.


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

          "Company Stock Options" means the options, whether or not exercisable and whether or not vested, outstanding at the Effective Time under the Company Stock Option Plan.

          "Company Stock Option Plan" means the Company's 1991 Stock Option Plan, as amended.

          "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

          "Environmental Laws" means any United States federal, state, local or non-United States law, regulation, ordinance, rule, code, order or other requirement or rule of law now in effect, relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances;
(ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment or natural resources.

          "Fully Diluted Basis" means after taking into account all currently outstanding shares of Company Common Stock and assuming the exercise of all options, warrants, convertible securities and similar rights (other than, unless exercisable, the Company Rights) and the issuance of all shares of Company Common Stock that the Company is obligated to issue thereunder.

          "Hazardous Substances" means (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof;
(iii) polychlorinated biphenyls, asbestos and radon; and (iv) any substance, material or waste defined or regulated as toxic or hazardous or as a pollutant, contaminant or waste pursuant to any Environmental Law.

          "Intellectual Property" means (i) United States, non-United States, and international patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof, and (iv) confidential and proprietary information, including trade secrets and know-how.

          "Parent Common Stock" means Parent's common stock, par value $.331/3 per share, including Parent Rights associated therewith.

          "Parent Material Adverse Effect" means any event, circumstance, change, occurrence, fact or effect that, individually or in the aggregate with all other events, circumstances, changes, occurrences, facts and effects, is or is reasonably likely to be materially adverse to (i) the business, condition (financial or otherwise), assets, liabilities or results of operations of Parent and its subsidiaries taken as a whole or (ii) the ability of Parent to consummate the transactions contemplated by this Agreement; provided, however, that the foregoing clause (i) shall not include any event, circumstance, change, occurrence, fact or effect resulting from (x) changes in general economic conditions or changes in securities markets in general, (y) general changes in the industries in which Parent and its subsidiaries operate, except those events, circumstances, changes, occurrences, facts or effects that adversely affect Parent and its subsidiaries to a materially greater extent than they affect other entities operating in such industries or (z) the public announcement or pendency of the transactions contemplated hereby.

          "Parent Rights" means the right associated with each share of Parent Common Stock to purchase one ten-thousandth of a share of Parent's Series A Preferred Stock, par value $1.00 per share.

          "person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

          "Proxy Statement/Prospectus" means the proxy statement/prospectus included in the Merger Registration Statement relating to the Company Stockholder Meeting.

          "Significant Employee" means Rainer H. Bosselmann, H. Haywood Miller, III, Arthur F. Trudel, Jr., Kim Reid, Mike Fitzpatrick, Mike Herbel, Randy Pierce, Phil Amos, Jamie Fitzgerald, Matt Alldredge, Kevin Schenck, Steve Burrows, Terry Klein, Mike Rakoz, Dan Appelquist and William Almond.

          "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

          "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges.

          "Trading Day" means any day on which securities are traded on the NYSE.

          (b) The following terms have the meanings set forth in the Sections set forth below:

Defined Term                                           Location of Definition
------------                                           ----------------------
Action..............................................             ss. 5.10
Advisor.............................................             ss. 2.02(a)
Agreement...........................................             Preamble
Blue Sky Laws.......................................             ss. 5.05(b)
Certificate of Merger...............................             ss. 3.02
Certificates........................................             ss. 4.01(a)
Closing.............................................             ss. 3.02
Code................................................             Recitals
Company.............................................             Preamble
Company Affiliate...................................             ss. 8.08
Company Balance Sheet...............................             ss. 5.07(c)
Company Board.......................................             Recitals
Company Disclosure Schedule.........................             Article V
Company Licensed Intellectual Property..............             ss. 5.14(c)
Company Owned Intellectual Property.................             ss. 5.14(b)
Company Permits.....................................             ss. 5.06
Company Preferred Stock.............................             ss. 5.03
Company Recommendation..............................             ss. 8.01
Company Rights Agreement............................             ss. 5.03
Company SEC Reports.................................             ss. 5.07(a)
Company Stockholder Meeting.........................             ss. 8.01
Competing Transaction...............................             ss. 8.04(c)
Confidentiality Agreement...........................             ss. 8.03(b)
Continuing Directors................................             ss. 2.03(a)
DGCL................................................             Recitals
Effective Time......................................             ss. 3.02
Environmental Permits...............................             ss. 5.16
ERISA...............................................             ss. 5.11(a)
Exchange Act........................................             ss. 5.07(a)
Exchange Agent......................................             ss. 4.02(a)
Exchange Fund.......................................             ss. 4.02(a)
Exchange Ratio......................................             ss. 2.01(a)
Expenses............................................             ss. 10.03(e)
GAAP................................................             ss. 5.07(b)
Governmental Authority..............................             ss. 5.05(b)
HSR Act.............................................             ss. 5.05(b)
Initial Expiration Date.............................             ss. 2.01(a)
IRS.................................................             ss. 5.11(a)
Law.................................................             ss. 5.05(a)
Liens...............................................             ss. 5.13(b)

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

Defined Term                                           Location of Definition
------------                                           ----------------------

Material Contracts..................................             ss. 5.18(a)
Material Subsidiary.................................             ss. 5.01(c)
Merger..............................................             Recitals
Merger Registration Statement.......................             ss. 6.07(a)
Merger Sub..........................................             Preamble
Merger Sub Common Stock.............................             ss. 4.01(c)
Minimum Condition...................................             ss. 2.01(a)
Multiemployer Plan..................................             ss. 5.11(b)
Multiple Employer Plan..............................             ss. 5.11(b)
NYSE................................................             ss. 4.02(e)
Offer...............................................             Recitals
Offer Documents.....................................             ss. 2.01(b)
Offer Registration Statement........................             ss. 2.01(b)
Order...............................................             ss. 9.01(c)
Parent..............................................             Preamble
Parent Balance Sheet................................             ss. 6.06(c)
Parent Board........................................             Recitals
Parent Disclosure Schedule..........................             Article VI
Parent Preferred Stock..............................             ss. 6.03(a)
Parent SEC Reports..................................             ss. 6.06(a)
Parent Stock Option Plans...........................             ss. 6.03(a)
Permitted Liens.....................................             ss. 5.13(b)
Representatives.....................................             ss. 8.03(a)
Schedule 14D-9......................................             ss. 2.02(b)
Schedule TO.........................................             ss. 2.01(b)
SEC.................................................             ss. 5.07(a)
Securities Act......................................             ss. 5.07(a)
Stockholders........................................             Recitals
Stockholders' Agreement.............................             Recitals
Subsidiary..........................................             ss. 5.01(a)
Superior Proposal...................................             ss. 8.04(d)
Surviving Corporation...............................             ss. 3.01
Termination Date....................................             ss. 10.01(d)
Termination Fee.....................................             ss. 10.03(a)
Third Party Acquisition Event.......................             ss. 10.03(c)
Transactions........................................             ss. 5.01(a)
Transfer Taxes .....................................             ss. 8.15

                                   ARTICLE II

                                    THE OFFER

          SECTION 2.01 The Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Article IX and provided that none of the events set forth in Annex I hereto shall have occurred or be continuing, unless otherwise agreed by Parent and the

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

Company, as soon as practicable after the public announcement of the execution of this Agreement, Parent shall cause Merger Sub to commence the Offer to exchange all of the outstanding shares of Company Common Stock for the right to receive from Merger Sub pursuant to the Offer 0.3333 fully paid and nonassessable shares of Parent Common Stock for each share of Company Common Stock (the "Exchange Ratio"). The Offer shall be subject only to (1) the condition that there shall be validly tendered in accordance with the terms of the Offer, prior to the expiration of the Offer, and not withdrawn, at least a number of shares of Company Common Stock that represents a majority of the shares of Company Common Stock outstanding on a Fully Diluted Basis (the "Minimum Condition") and (2) the other conditions set forth in Annex I hereto. Merger Sub expressly reserves the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer; provided that no change may be made that changes the form of consideration payable in the Offer, decreases the consideration payable in the Offer, reduces the maximum number of shares of Company Common Stock to be purchased in the Offer, imposes conditions to the Offer in addition to those set forth in Annex I or makes any other change which is adverse to the holders of Company Common Stock. Notwithstanding the foregoing, and subject to Section 10.01(d), without the consent of the Company, Merger Sub shall have the right to extend the Offer
(i) beyond the scheduled expiration date, which shall initially be 20 business days following the commencement of the Offer (the "Initial Expiration Date"), if, at the Initial Expiration Date or any extension thereof, any of the conditions to the Offer shall not have been satisfied or waived, until such conditions are satisfied or waived, (ii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by applicable law or (iii) for an aggregate period of not more than 10 business days beyond the latest applicable date that would otherwise be permitted under clause (i) or (ii) of this sentence, if, as of such date, all of the conditions to the Offer have been satisfied or waived, but the number of shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer equals more than 50%, but less than 90%, of the outstanding shares of Company Common Stock on a Fully Diluted Basis. In the event that Merger Sub is unable to consummate the Offer on the Initial Expiration Date due to the failure of the Minimum Condition to be satisfied, Parent shall cause Merger Sub to, unless this Agreement is terminated pursuant to Article X, extend the Offer on one or more occasions and set subsequent scheduled expiration dates until the Minimum Condition has been satisfied; provided, however, that nothing contained herein shall require Parent to cause Merger Sub to extend the Offer for more than, in the aggregate, 15 business days after the Initial Expiration Date. Subject to the foregoing and upon the terms and subject to the conditions of the Offer, Parent shall cause Merger Sub to accept for payment and pay for, as promptly as practicable after the expiration of the Offer, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer.

          (b) As soon as reasonably practicable on the date of commencement of the Offer, Parent shall, and Parent shall cause Merger Sub to, file with the SEC
(i) a Tender Offer Statement on Schedule TO (together with any amendments or supplements thereto, the "Schedule TO") relating to the Offer and (ii) a registration statement on Form S-4 to register the offer and sale of Parent Common Stock pursuant to the Offer (the "Offer Registration Statement"). The Offer Registration Statement will include a prospectus containing the information required under Rule 14d-4(b) under the Exchange Act (together, the Schedule TO, the Offer Registration Statement and such documents included therein pursuant to which the Offer will be made, together with any amendments and supplements thereto, the "Offer

Documents"). Each of the Company and Parent shall use their reasonable efforts to have the Offer Registration Statement declared effective under the Securities Act as promptly as practicable after the filing thereof with the SEC and to keep the Offer Registration Statement effective as long as necessary to complete the Offer. Each of Parent, Merger Sub and the Company agree promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect and to supplement the Offer Documents to include any information that shall become necessary to include in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent shall, and Parent shall cause Merger Sub to, take all steps necessary to cause the Schedule TO and the Offer Registration Statement as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be, at such time as reasonably agreed by Parent and the Company, disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given an opportunity to review and comment on the Offer Documents prior to their being filed with the SEC or disseminated to the holders of shares of Company Common Stock. Parent shall, and Parent shall cause Merger Sub to, provide the Company and its counsel with any comments Parent and Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall provide the Company and its counsel an opportunity to participate in the response of Parent or Merger Sub to such comments.

          SECTION 2.02 Company Action. (a) The Company hereby approves of and consents to the Offer and represents that the Company Board, at a meeting duly called and held, has (i) determined that this Agreement, the Stockholders' Agreement and the transactions contemplated hereby and thereby, including the Offer and the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) approved, adopted and declared advisable this Agreement, the Stockholders' Agreement and the transactions contemplated hereby and thereby, including the Offer and the Merger, in accordance with the DGCL, including, without limitation, Section 203 thereof, and (iii) resolved to recommend acceptance of the Offer and approval and adoption of this Agreement by the Company's stockholders. The Company further represents that Allen & Company Incorporated ("Advisor") has delivered to the Company Board its written opinion as of the date hereof that the consideration to be received by the holders of shares of Company Common Stock pursuant to the terms of the Offer and the Merger is fair from a financial point of view to such holders. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Company Board and the Company shall not withdraw or modify such recommendation in any manner adverse to the Parent or Merger Sub, unless the Company Board otherwise determines (based on a majority vote of the Company Board in its good faith judgment) that such withdrawal or modification is necessary to comply with its fiduciary duties to stockholders under applicable law after receiving advice from outside counsel (who may be the Company's regularly engaged independent legal counsel).

          (b) The Company hereby agrees to file with the SEC as soon as practicable on the day that the Offer is commenced and disseminate to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws, a Solicitation/Recommendation Statement on
Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") that, subject to Section 8.04, shall reflect the recommendations of the Company Board referred to in Section 2.02(a) above. Parent and its counsel shall be given an opportunity to review and comment on the Schedule 14D-9 prior to its being filed with the SEC or disseminated to holders of shares of Company Common Stock. The Company agrees to provide Parent and its counsel with any comments that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall provide Parent and its counsel with an opportunity to participate in the response of the Company to such comments. Each of the Company and Parent agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and to supplement the Schedule 14D-9 to include any information that shall become necessary to include in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be, at such time as reasonably agreed by Parent and the Company, disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws.

          (c) The Company shall promptly furnish Parent with mailing labels containing the names and addresses of all record holders of shares of Company Common Stock and with security position listings of shares of Company Common Stock held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of shares of Company Common Stock as Parent may reasonably request. The Company shall promptly furnish Parent with such additional information, including, without limitation, updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance in disseminating the Offer Documents to holders of shares of Company Common Stock as Parent may reasonably request. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Transactions, and, if this Agreement shall be terminated in accordance with Section 10.01, shall deliver to the Company all copies of such information then in their possession.

          SECTION 2.03 Directors. (a) Effective upon the acceptance for payment of any shares of Company Common Stock pursuant to the Offer, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company Board that equals the product of (i) the total number of directors on the Company Board (giving effect to the election of any additional directors pursuant to this Section 2.03) and (ii) the percentage that the number of shares of Company Common Stock beneficially owned by Parent and/or Merger Sub (including shares of Company Common Stock accepted for payment) bears to the total number of shares of Company Common Stock outstanding, and the Company shall take all action necessary to cause Parent's designees to be elected or appointed to the Company Board, including increasing the number of directors, and seeking and accepting resignations of incumbent directors. At such time, the Company will also use its best efforts to cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (i) each committee of the Company Board and (ii) each board of directors of each Subsidiary of the Company identified by Parent (and each committee thereof) that represents the same percentage as such individuals represent on the Company Board, in each case only to the extent permitted by applicable law. Notwithstanding the provisions of this Section 2.03, the parties hereto shall use their respective best efforts to ensure that at least two of the members of the Company Board shall, at all times prior to the Effective Time, be directors of the Company who were directors of the Company on the date hereof (the "Continuing Directors"); provided that if there shall be in office fewer than two
Continuing Directors for any reason, the Company Board shall cause a person designated by the remaining Continuing Director to fill such vacancy who shall be deemed to be a Continuing Director for all purposes of this Agreement, or if no Continuing Directors then remain, the other directors of the Company then in office shall designate two persons to fill such vacancies who will not be officers or employees or affiliates of the Company, Parent or Merger Sub or any of their respective Subsidiaries and such persons shall be deemed to be Continuing Directors for all purposes of this Agreement.

          (b) The Company's obligations to appoint Parent's designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section, so long as Parent shall have provided to the Company on a timely basis in writing and be solely responsible for any information with respect to itself, Merger Sub and their respective nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

          (c) Following the election or appointment of Parent's designees pursuant to Section 2.03(a) and until the Effective Time, the approval of a majority of the Continuing Directors shall be required to authorize any termination of this Agreement by the Company, any amendment of this Agreement requiring action by the Company Board, any extension of time for performance of any obligation or action hereunder by Parent or Merger Sub, any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company and any other action of the Company hereunder which adversely affects the holders of shares of Company Common Stock (other than Parent or Merger Sub) in any respect.

                                  ARTICLE III

                                   THE MERGER

          SECTION 3.01 The Merger. At the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

          SECTION 3.02 Effective Time; Closing. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in
Article IX, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger or certificate of ownership and merger (the "Certificate of Merger"), with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger) being the "Effective Time"). Immediately prior to such filing of the Certificate of Merger, a closing of the Merger (the "Closing") shall be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article IX.

          SECTION 3.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

          SECTION 3.04 Certificate of Incorporation; By-Laws. (a) At the Effective Time and subject to Section 8.06(a) hereof, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation; provided, however, that, at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is Arguss Communications, Inc.".

          (b) Unless otherwise determined by Parent prior to the Effective Time, and subject to Section 8.06(a) hereof, at the Effective Time, the By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

          SECTION 3.05 Directors and Officers. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each such director to hold office in accordance with the DGCL, the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall, subject to the applicable provisions of the Certificate of Incorporation and By-Laws of the Surviving Corporation, be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or approval.

                                   ARTICLE IV

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

          SECTION 4.01 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

          (a) Conversion of Company Common Stock. Except as provided in clause
(b) of this Section 4.01, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into and shall be canceled in exchange for the right to receive from Parent the same number of shares of Parent Common Stock as exchanged for each share of Company Common Stock in the Offer. At the Effective Time, all Company Common Stock shall no longer be outstanding, shall be canceled and retired and shall cease to exist, and each certificate (a "Certificate") that formerly represented such shares of Company Common Stock shall thereafter represent only the right to receive the number of whole shares of Parent Common Stock into which the Company Common Stock represented by such Certificate is converted pursuant to this Section 4.01(a) and the right, if any, to receive pursuant to Section 4.02(e) cash in lieu of a fractional share of Parent Common Stock and any dividend or distribution pursuant to Section 4.02(c), in each case without interest.

          (b) Cancellation of Treasury Stock and Stock Owned by Parent and Merger Sub. All shares of Company Common Stock owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of Parent or Merger Sub immediately prior to the Effective Time shall, by virtue of the Merger, and without any action on the part of the holder thereof, no longer be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

          (c) Capital Stock of Merger Sub. Each share of common stock, par value $.01 per share, of Merger Sub ("Merger Sub Common Stock") outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

          SECTION 4.02 Exchange of Certificates. (a) Exchange Agent. Parent shall deposit, or shall cause to be deposited, with a bank or trust company that may be designated by Parent and is reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of Company Common Stock, for exchange in accordance with this Article IV through the Exchange Agent, certificates representing the shares of Parent Common Stock issuable pursuant to
Section 4.01 as of the Effective Time, and cash, from time to time as required to make payments in lieu of any fractional shares pursuant to Section 4.02(e) (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the shares of Parent Common Stock contemplated to be issued pursuant to Section 4.01 out of the Exchange Fund. Except as contemplated by Section 4.02(g) hereof, the Exchange Fund shall not be used for any other purpose.

          (b) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall instruct the Exchange Agent to mail to each person who was, at the Effective Time, a holder of record of Company Common Stock entitled to receive Parent Common Stock pursuant to Section 4.01(a): (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive in respect of the Company Common Stock formerly represented by such Certificate (after taking into account all Company Common Stock then held by such holder), cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to
Section 4.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 4.02(c), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 4.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 4.02(c) may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 4.02, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to
Section 4.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 4.02(c).

          (c) Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to the Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 4.02(e), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the Certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 4.02(e) and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

          (d) No Further Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Section 4.02(c) or (e)) shall be deemed to have been issued at the Effective Time in full satisfaction of all rights pertaining to such Company Common Stock.

          (e) No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Each holder of a fractional share interest shall be paid an amount in cash (without interest) equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (ii) the average of the per share closing prices on the New York Stock Exchange ("NYSE") of shares of Parent Common Stock during the ten consecutive trading days ending on (and including) the third trading day immediately preceding the date of the Effective Time. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify Parent, and Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Sections 4.02(b) and (c).

          (f) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

          (g) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Company Common Stock who have not theretofore complied with this Article IV shall thereafter look only to Parent for the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 4.02(e) and any dividends or other distributions with respect to the Parent Common Stock to which they are entitled pursuant to Section 4.02(c). Any portion of the Exchange Fund remaining unclaimed by holders of Company Common Stock five years after the Effective Time (or such earlier date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity) shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

          (h) No Liability. Neither Parent nor the Surviving Corporation shall be liable to any holder of Company Common Stock for any such Company Common Stock (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

          (i) Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

          (j) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as Parent or the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the whole number of shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 4.02(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 4.02(c).

          SECTION 4.03 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Stock, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates properly presented to the Exchange Agent or Parent for any reason shall be converted into shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 4.02(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to
Section 4.02(c).

          SECTION 4.04 Company Stock Options(a) At or immediately prior to the Effective Time, each Company Stock Option, whether or not vested or exercisable, that is not exercised prior to the Effective Time shall, by virtue of the Merger and without any further action on the part of any holder thereof, be assumed by Parent and deemed to constitute an option (each, a "Parent Option") to acquire, on the same terms and conditions as were applicable under such Company Stock Option (subject to Section 3.04(b)), the same number of shares of Parent Common Stock as the holder of such Company Stock Option would have been entitled to receive pursuant to Section 4.01 of this Agreement had such holder exercised such Company Stock Option in full immediately prior to the Effective Time (rounded to the nearest whole number), at a price per share (rounded down to the nearest whole cent) equal to (x) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Stock Option divided by (y) the number of whole shares of Parent Common Stock purchasable pursuant to the Parent Option in accordance with the foregoing. The other terms of each such Company Stock Option, and the Company Stock Option Plan, shall continue to apply in accordance with their terms.

          (b) At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Parent Options. As soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-8, with respect to the shares of Parent Common Stock subject to such Parent Options and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Parent Options remaining outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, Parent shall administer the Company Stock Option Plan in a manner consistent with the exemptions provided by Rule 16(b)(3) promulgated under the Exchange Act.

          SECTION 4.05 No Appraisal Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of shares of Company Common Stock in connection with the Offer or, other than pursuant to Section 262(b)(3) of the DGCL, the Merger.

          SECTION 4.06 Parent Rights Plan. Each person entitled to receive shares of Parent Common Stock pursuant to this Article shall receive together with such shares of Parent Common Stock the number of Parent Rights per share of Parent Common Stock equal to the number of Parent Rights associated with one share of Parent Common Stock at the Effective Time.

          SECTION 4.07 Affiliates. Notwithstanding anything to the contrary herein, no Parent Common Stock shall be delivered to a person who may be deemed an "affiliate" of the Company in accordance with Section 8.08 hereof for purposes of Rule 145 under the Securities Act until such person has executed and delivered to Parent an executed copy of the affiliate letter contemplated in
Section 8.08 hereof.

                                   ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          As an inducement to Parent and Merger Sub to enter into this Agreement, the Company, except as disclosed in the Company's disclosure schedule delivered concurrently with the delivery of this Agreement (the "Company Disclosure Schedule"), hereby represents and warrants to Parent and Merger Sub as follows:

          SECTION 5.01 Organization and Qualification; Subsidiaries. (a) Each of the Company and each subsidiary of the Company (each a "Subsidiary") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals are not reasonably likely to prevent or materially delay consummation of the Merger or any of the transactions contemplated by this Agreement or the Stockholders' Agreement (collectively, the "Transactions") or otherwise prevent or materially delay the Company from performing its material obligations under this Agreement or the Stockholders' Agreement and are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing as are not reasonably likely to prevent or materially delay consummation of the Merger or otherwise prevent or materially delay the Company from performing its material obligations under this Agreement or the Stockholders' Agreement and are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b) A true and complete list of all the Subsidiaries, together with the jurisdiction of organization of each Subsidiary and the percentage of the outstanding capital stock or other equity interests of each Subsidiary owned by the Company and each other Subsidiary, is set forth in Section 5.01(b) of the Company Disclosure Schedule. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, other than the equity interest that it owns in each Subsidiary.

          (c) Each Subsidiary that is material to the business, financial condition or results of operations of the Company and the Subsidiaries taken as a whole is so identified in Section 5.01(c) of the Company Disclosure Schedule and is referred to herein as a "Material Subsidiary".

          SECTION 5.02 Certificate of Incorporation and By-Laws. The Company has heretofore furnished or made available to Parent a complete and correct copy of the Certificate of Incorporation and the By-Laws or equivalent organizational documents, each as amended to date, of the Company and each Material Subsidiary. Such Certificates of Incorporation, By-Laws or equivalent organizational documents are in full force and effect. Neither the Company nor any Subsidiary is in violation of any of the provisions of its Certificate of Incorporation, By-Laws or equivalent organizational documents.

          SECTION 5.03 Capitalization. (a) The authorized capital stock of the Company consists of (i) 30,000,000 shares of Company Common Stock and (ii) 1,000,000 shares of preferred stock, par value $.01 per share ("Company Preferred Stock"). As of December 21, 2001, (i) 14,519,944 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Company Common Stock are held in the treasury of the Company, (iii) no shares of Company Common Stock are held by the Subsidiaries and (iv) 3,426,767 shares of Company Common Stock are reserved for future issuance pursuant to outstanding employee stock options granted pursuant to the Company Stock Option Plan. As of December 21, 2001, no shares of Company Preferred Stock are issued and outstanding. Except as set forth in this Section
5.03 or the Stockholders' Agreement, and except for the Company Rights issued pursuant to the rights agreement, dated as of November 7, 2001 (the "Company Rights Agreement"), between the Company and Continental Stock Transfer and Trust Company, as rights agent, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. Section 5.03(a) of the Company Disclosure Schedule sets forth the following information with respect to each Company Stock Option outstanding as of the date of this
Agreement: (i) the name and employment division of the optionee; (ii) the number of shares of Company Common Stock subject to such Company Stock Option; (iii) the exercise price of such Company Stock Option; (iv) the date on which such Company Stock Option was granted; (v) the applicable vesting schedule; (vi) the date on which such Company Stock Option expires; and (vii) whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of acceleration. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person. There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Option as a result of the Merger. All outstanding shares of Company Common Stock, all outstanding Company Stock Options, and all outstanding shares of capital stock of each subsidiary of the Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Laws (as defined below) and (ii) all requirements set forth in applicable contracts.

          (b) Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and, except as set forth in Section 5.03(b) of the Company Disclosure Schedule, each such share is owned by the Company or another Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or any Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

          SECTION 5.04 Authority Relative to This Agreement and the Stockholders' Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Stockholders' Agreement, subject to any required approval and adoption of this Agreement by a majority of the outstanding shares of Company Common Stock, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and the Stockholders' Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Stockholders' Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of Company Common Stock, if and to the extent required by applicable law, and the filing and recordation of appropriate merger documents as required by the DGCL). Each of this Agreement and the Stockholders' Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles. The Company Board has approved this Agreement, the Stockholders' Agreement and the Transactions and such approvals are sufficient so that the restrictions on business combinations set forth in
Section 203(a) of the DGCL shall not apply to the Merger or any of the Transactions. To the knowledge of the Company, no other state takeover statute is applicable to the Merger or the other transactions contemplated by this Agreement.

          SECTION 5.05 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the Stockholders' Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws or any equivalent organizational documents of the Company or any Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order ("Law") applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or
(iii) except as set forth in Section 5.05(a) of the Company Disclosure Schedule, result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which are not reasonably likely to prevent or materially delay consummation of the Merger or otherwise prevent or materially delay the Company from performing its material obligations under this Agreement and the Stockholders' Agreement and are not reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect.

          (b) Except as set forth in Section 5.05(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement and the Stockholders' Agreement by the Company do not, and the performance of this Agreement and the Stockholders' Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county, local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, judicial or arbitral body or supranational authority (a "Governmental Authority"), except (i) for applicable requirements, if any, of the Exchange Act, state securities or "blue sky" laws ("Blue Sky Laws") and state takeover laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, are not reasonably likely to prevent or materially delay consummation of the Merger, or otherwise prevent or materially delay the Company from performing its material obligations under this Agreement and the Stockholders' Agreement, and are not reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect.

          SECTION 5.06 Permits; Compliance. Each of the Company and the Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted, except franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority the failure of which to have, or the suspension or cancellation of which are not reasonably likely to prevent or materially delay consummation of the Merger or otherwise prevent or materially delay the Company from performing its material obligations under this Agreement and the Stockholders' Agreement and are not reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect (the "Company Permits"). As of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. Except as set forth in Section 5.06 of the Company Disclosure Schedule, neither the Company nor any Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, Company Permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound, except for any such conflicts, defaults, breaches or violations that are not reasonably likely to prevent or materially delay consummation of the Merger or otherwise prevent or materially delay the Company from performing its material obligations under this Agreement and the Stockholders' Agreement and are not reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect.

          SECTION 5.07 SEC Filings; Financial Statements. (a) The Company has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since December 31, 1998, and has heretofore delivered or made available to Parent, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1998, 1999 and 2000, respectively, (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, 2001, June, 30, 2001 and September 30, 2001, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since December 31, 1997 and (iv) all other forms, reports and other registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (ii) above filed by the Company with the SEC since September 30, 2001 (the forms, reports and other documents referred to in clauses (i), (ii), (iii) and (iv) above being, collectively, the "Company SEC Reports"). The Company SEC Reports (i) complied in all material respects as to form with either the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

          (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect).

          (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Subsidiaries as at December 31, 2000, including the notes thereto (the "Company Balance Sheet") and the Company SEC Reports filed prior to the date hereof and except as set forth in Section 5.07(c) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations, incurred in the ordinary course of business consistent with past practice since December 31, 2000, which are not reasonably likely to prevent or materially delay consummation of the Transactions or otherwise prevent or materially delay the Company from performing its material obligations under this Agreement or the Stockholders' Agreement and are not reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect.

          (d) The Company has heretofore furnished or made available to Parent complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

          SECTION 5.08 Information to Be Supplied. (a) Each of the Schedule 14D-9 and the Proxy Statement/Prospectus and the other documents required to be filed by the Company with the SEC in connection with the Offer, the Merger and the other transactions contemplated hereby will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be. Each of the Schedule 14D-9 and the Proxy Statement/Prospectus and the other documents required to be filed by the Company with the SEC in connection with the Offer, the Merger and the other transactions contemplated hereby and any of the information supplied or to be supplied by the Company or its Subsidiaries or their representatives for inclusion or incorporation by reference in the Merger Registration Statement and the Offer Documents, will not, on the date of its filing or mailing or, in the case of the Proxy Statement/Prospectus, at the time of the Company Stockholder Meeting or, in the case of the Offer Documents, at the time the Offer is commenced or at the Acceptance Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          (b) Notwithstanding the foregoing provisions of this Section 5.08, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Offer Documents, Merger Registration Statement, the Proxy Statement/Prospectus or the Schedule 14D-9 based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein or based on information which is not made in or incorporated by reference in such documents but which should have been disclosed pursuant to Section 6.07.

          SECTION 5.09 Absence of Certain Changes or Events. Since December 31, 2000, except as set forth in Section 5.09 of the Company Disclosure Schedule or the Company SEC Reports filed prior to the date hereof, or as expressly contemplated by this Agreement (a) the Company and the Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, (b) there has not been any Company Material Adverse Effect, and (c) none of the Company or any Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 7.01.

          SECTION 5.10 Absence of Litigation. Except as set forth in Section
5.10 of the Company Disclosure Schedule, there is no litigation, suit, claim, action, proceeding or investigation (an "Action") pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any Governmental Authority that (a) individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect or (b) seeks to materially delay or prevent the consummation of the Merger. Neither the Company nor any Subsidiary nor any material property or asset of the Company or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would prevent or materially delay consummation of the Merger or otherwise prevent or materially delay the Company from performing its material obligations under this Agreement or the Stockholders' Agreement or is reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect.

          SECTION 5.11 Employee Benefit Plans. (a) Section 5.11(a) of the Company Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary, (ii) each employee benefit plan for which the Company or any Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or any Subsidiary could incur liability under Section 4212(c) of ERISA, and (iv) any contracts, arrangements or understandings between the Company or any Subsidiary and any employee of the Company or any Subsidiary including, without limitation, any contracts, arrangements or understandings relating in any way to a sale of the Company or any Subsidiary (collectively, the "Plans"). Each Plan is in writing and the Company has furnished or made available to Parent a true and complete copy of each Plan and has delivered to Parent a true and complete copy of each material document, if any, prepared in connection with each such Plan, including, without limitation, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed Internal Revenue Service ("IRS") Form 5500, (iv) the most recently received IRS determination letter for each such Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan. Neither the Company nor any Subsidiary has any express or implied commitment (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

          (b) Except as provided in Section 5.11(b) of the Company Disclosure Schedule, none of the Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan") or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a "Multiple Employer Plan"). Except as otherwise set forth in
Section 5.11(b) of the Company Disclosure Schedule, none of the Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any person, (ii) obligates the Company or any Subsidiary to pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement, or (iii) obligates the Company or any Subsidiary to make any payment or provide any benefit as a result of a "change in control", within the meaning of such term under Section 280G of the Code. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Subsidiary.

          (c) Each Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. The Company and the Subsidiaries have performed all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could reasonably be expected to give rise to any such Action.

          (d) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and, to the Company's knowledge, no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

          (e) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan that could subject the

Company or a Subsidiary to any material liability. Neither the Company nor any Subsidiary has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA, or
(ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and, to the Company's knowledge, no fact or event exists which could reasonably be expected to give rise to any such liability.

          (f) All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance.

          SECTION 5.12 Labor and Employment Matters. (a) Except as set forth in
Section 5.12(a) of the Company Disclosure Schedule, (i) there are no controversies pending or, to the knowledge of the Company, threatened between the Company or any Subsidiary and any of their respective employees, which controversies are reasonably likely to prevent or materially delay consummation of the Merger or otherwise prevent or materially delay the Company from performing its material obligations under this Agreement or are reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect; (ii) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) neither the Company nor any Subsidiary has materially breached or otherwise materially failed to comply with any provision of any such agreement or contract, and, to the knowledge of the Company, there are no material grievances outstanding against the Company or any Subsidiary under any such agreement or contract; (iv) to the knowledge of the Company, there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any current union representation questions involving employees of the Company or any Subsidiary; and (v) there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Subsidiary. The consent of the labor unions which are a party to the collective bargaining agreements listed in Section 5.12 of the Company Disclosure Schedule is not required to consummate the Transactions.

          (b) The Company and the Subsidiaries are in compliance in all material respects with all applicable laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all material amounts required to be withheld from employees of the Company or any Subsidiary and are not liable for any material arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. Except as set forth in Section 5.12(b) of the Company Disclosure Schedule, the Company and the Subsidiaries have paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all material wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and there is no material claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company or any Subsidiary. Neither the Company nor any Subsidiary is a party to, or, to its knowledge, otherwise bound by, any material consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. Except as set forth in Section 5.12(b) of the Company Disclosure Schedule, there is no material charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to the Company. Except as set forth in Section 5.12(b) of the Company Disclosure Schedule, there is no material charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Subsidiary has employed or employ any person.

          (c) All individuals who are performing or have performed consulting or other services for the Company or any Subsidiary, whether as consultants, independent contractors, agents or otherwise, are or were correctly classified by the Company and each Subsidiary as either "independent contractors" or "employees" as the case may be, and, at the Closing, will qualify for such classification under all applicable laws; there are no pending or, to the Company's knowledge, threatened material claims against the Company or any Subsidiary by or on behalf of any such individual related to the classification of such individual, or investigation, audit or other proceeding relating to such an individual or individuals, by any Governmental Authority with respect to the classification of such individuals; and there is no labor union representing any such individuals or, to the Company's knowledge, any organizational effort currently being made by or on behalf of any labor organization to organize any such individuals. The Company is not aware that any Significant Employee of the Company or Subsidiary is obligated under any contract or other agreement, or subject to any judgment, decree, or order of any court or administrative agency, that would materially conflict with the obligation of such employee to use best efforts to promote the interests of the Company or the Subsidiary, and to the Company's knowledge, no Significant Employee has: (i) violated or is violating any of the material terms or conditions of any employment, non-competition, or non-disclosure agreement between such employee and any former employee or other third party, (ii) disclosed or may be disclosing, or utilized or may be utilizing, any material trade secret or proprietary information or documentation of such third party in material violation of any nondisclosure obligations applicable to such employee, or (iii) materially interfered or may be interfering in the employment relationship between such third party and any employee or any former employee, and no third party has notified the Company in writing that any claim set forth in any of the foregoing might be contemplated.

          SECTION 5.13 Property and Leases. (a) Except as set forth in Section 5.13(a) of the Company Disclosure Schedule, the Company and the Subsidiaries have good, valid and marketable title to or, in the case of leased properties and assets, valid leasehold interest in, all their properties and assets that are necessary to conduct their respective businesses as currently conducted, with only such exceptions as are not reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect .

          (b) Except as set forth in Section 5.13(b) of the Company Disclosure Schedule, each parcel of the real property owned or leased by the Company or any Subsidiary (i) is owned or leased free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind, including, without limitation, any easement, right of way or other encumbrance to title, or any option, right of first refusal, or right of first offer (collectively, "Liens"), other than (A) Liens for current taxes and assessments not yet due,
(B) inchoate mechanics' and materialmen's Liens for construction in progress,
(C) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice and (D) all Liens and other imperfections of title and encumbrances that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect (collectively, "Permitted Liens"), and
(ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed.

          (c) All leases of the real property leased for the use or benefit of the Company or any Subsidiary to which the Company or any Subsidiary is a party, and all amendments and modifications thereto, are in full force and effect and have not been modified or amended, and there exists no default under any such lease by the Company or any Subsidiary, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company or any Subsidiary, except as are not reasonably likely to prevent or materially delay consummation of the Merger or otherwise prevent or materially delay the Company from performing its material obligations under this Agreement and are not reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect.

          SECTION 5.14 Intellectual Property. Except as are not reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect or as listed in Section 5.14 of the Company Disclosure Schedule, (a) the conduct of the business of the Company and the Subsidiaries as currently conducted does not infringe upon or misappropriate the Intellectual Property Rights of any third party, and, to the Company's knowledge, no claim has been asserted to the Company that the conduct of the business of the Company and the Subsidiaries as currently conducted infringes upon or may infringe upon or misappropriates the Intellectual Property Rights of any third party; (b) with respect to each item of Intellectual Property owned by the Company or a Subsidiary and material to the business, financial condition or results of operations of the Company and the Subsidiaries taken as a whole ("Company Owned Intellectual Property"), the Company or a Subsidiary is the owner of the entire right, title and interest in and to such Company Owned Intellectual Property and is entitled to use such Company Owned Intellectual Property in the continued operation of its respective business; (c) with respect to each item of Intellectual Property licensed to the Company or a Subsidiary that is material to the business of the Company and the Subsidiaries as currently conducted ("Company Licensed Intellectual Property"), the Company or a Subsidiary has the right to use such Company Licensed Intellectual Property in the continued operation of its respective business in accordance with the terms of the license agreement governing such Company Licensed Intellectual Property; (d) to the knowledge of the Company, the Company Owned Intellectual Property is valid and enforceable, and has not been adjudged invalid or unenforceable in whole or in part; (e) to the knowledge of the Company, no person is engaging in any activity that infringes upon the Company Owned Intellectual Property; (f) to the knowledge of the Company, each license of the Company Licensed Intellectual Property is valid and enforceable, is binding on all parties to such license, and is in full force and effect; (g) to the knowledge of the Company, no party to any license of the Company Licensed Intellectual Property is in breach thereof or default thereunder; and (h) neither the execution of this Agreement nor the consummation of any Transaction shall adversely affect any of the Company's rights with respect to the Company Owned Intellectual Property or the Company Licensed Intellectual Property.

          SECTION 5.15 Taxes. The Company and each of its Subsidiaries have timely filed (or have had filed on their behalf) all United States federal, state, local and non-United States Tax returns and reports required to be filed by each of them and each has, within the time and in the manner prescribed by law, paid and discharged all Taxes that have become due and payable, other than
(a) such payments as are being contested in good faith by appropriate proceedings and for which adequate reserves have been taken and (b) such filings, payments or other occurrences that are not reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect. All such Tax returns and reports are true, accurate and complete in all material respects. Neither the IRS nor any other United States or non-United States taxing authority or agency is now asserting or, to the knowledge of the Company, threatening to assert against the Company or any Subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith. Neither the Company nor any Subsidiary has granted any waiver of any statute of limitations that is currently in effect with respect to, or any extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes reflected in the Company Balance Sheet are adequate to cover all Taxes accruable through such date in accordance with GAAP. Neither the Company nor any Subsidiary has made an election under Section 341(f) of the Code. There are no Tax liens upon any property or assets of the Company or any of the Subsidiaries except liens for current Taxes not yet due. Neither the Company nor any of the Subsidiaries is a party to any agreement, understanding, or arrangement (with any person other than the Company and/or any of the Subsidiaries) relating to allocating or sharing of any amount of Taxes that would have a Company Material Adverse Effect. Neither the Company nor any of the Subsidiaries has any liability for any amount of Taxes of any person other than the Company and its Subsidiaries under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, or by contract that would have a Company Material Adverse Effect. Neither the Company nor any of the Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of the Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method, in either case which adjustment or change would have a Company Material Adverse Effect. Neither the Company nor any Subsidiary has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify under Section 355(e) of the Code within the past five years. To the knowledge of the Company, neither the Company nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of
Section 368(a) of the Code. This Section 5.15 is subject in its entirety to the exceptions set forth in Section 5.15 of the Company Disclosure Schedule.

          SECTION 5.16 Environmental Matters. Except as described in Section
5.16 of the Company Disclosure Schedule or as are not reasonably likely to prevent or materially delay consummation of the Merger or otherwise prevent or materially delay the Company from performing its material obligations under this Agreement and are not reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect, (a) the Company is not in violation of any Environmental Law and has not received any written notice, demand, letter, claim, request for information or other written communication alleging that the Company may be in violation of, or liable under, any Environmental Law; (b) none of the properties currently or formerly owned, leased or operated by the Company (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance at concentrations requiring remediation under any Environmental Law and the Company is not aware of any facts or circumstances that could reasonably be expected to result in the contamination by Hazardous Substances of Company properties, including, but not limited to, migration of contaminants; (c) to the knowledge of the Company, the Company is not liable for any off-site contamination by Hazardous Substances at concentrations requiring remediation under any Environmental Law including, without limitation, the offsite migration of any Hazardous Substances and the disposal of Hazardous Substances at third-party disposal sites; (d) to the knowledge of the Company, the Company is not actually, potentially or allegedly liable under any Environmental Law (including, without limitation, pending or threatened liens) and to the Company's knowledge, there are no facts or circumstances that would reasonably be expected to give rise to any liability under any Environmental Law; (e) the Company has all permits, licenses and other authorizations required under any Environmental Law ("Environmental Permits") and the Company is in compliance with its Environmental Permits; (f) none of the properties owned or leased by the Company is listed, or to the knowledge of the Company, proposed for listing on the "National Priorities List" or the Comprehensive Environmental Response, Compensation and Liability Information System under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, or any similar state or foreign list of sites requiring investigation or cleanup; (g) during the past three years, the Company has not entered into or agreed to any consent decree or order and the Company is not subject to any judgment, decree or judicial order relating to compliance with Environmental Laws or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and, to the knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened with respect thereto; (h) the Company is not an indemnitor in connection with any claim asserted in writing to the Company by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances; (i) neither the execution of this Agreement nor the consummation of the Transactions will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Authorities or third parties, pursuant to any applicable Environmental Law or Environmental Permit.

          SECTION 5.17 Company Rights Agreement. The copy of the Company Rights Agreement, including all amendments and exhibits thereto, that is set forth as an exhibit to the Company's Form 8-K, dated as of November 7, 2001, is a complete and correct copy thereof. The Company Board has approved an amendment to the Company Rights Agreement, a copy of such amendment will be promptly provided to Parent, so that neither the execution of this Agreement nor the consummation or announcement of the Offer or the Merger will (a) cause the Company Rights issued pursuant to the Company Rights Agreement to become exercisable,

(b) cause Parent or Merger Sub to become an Acquiring Person (as such term is defined in the Company Rights Agreement) or (c) give rise to a Distribution Date (as such term is defined in the Rights Agreement).

          SECTION 5.18 Material Contracts. (a) Subsections (i) through (ix) of
Section 5.18 of the Company Disclosure Schedule contain a list of the following contracts and agreements to which the Company or any Subsidiary is a party (such contracts, agreements and arrangements as are required to be set forth in
Section 5.18(a) of the Company Disclosure Schedule being the "Material Contracts"):

          (i) each contract and agreement which is likely to involve consideration of more than $2,000,000, in the aggregate, over the remaining term of such contract or agreement;

          (ii) all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Subsidiary is a party, other than sales representation agreements to which Conceptronic, Inc. is a party that are in accordance with standard industry practice and not material to the Company and Subsidiaries, taken as a whole;

          (iii) all management contracts (excluding contracts for employment) and contracts with other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Subsidiary or income or revenues related to any product of the Company or any Subsidiary to which the Company or any Subsidiary is a party;

          (iv) all contracts and agreements evidencing indebtedness in excess of $1,000,000;

          (v) all contracts and agreements with any Governmental Authority to which the Company or any Subsidiary is a party and which is likely to involve consideration of more than $500,000, in the aggregate, over the remaining term of such contract or agreement;

          (vi) all contracts and agreements that limit, or purport to limit, the ability of the Company or any Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

          (vii) all contracts and agreements providing for benefits under any Plan;

          (viii) all contracts for employment required to be listed in Section
     5.11 of the Company Disclosure Schedule; and

          (ix) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company or any Subsidiary, the conduct of their respective businesses, or the absence of which would prevent or materially delay consummation of the Merger or otherwise prevent or materially delay the Company from performing its material obligations under this Agreement or would, individually or in the aggregate, have a Company Material Adverse Effect.

          (b) Except as disclosed in Section 5.18(b) of the Company Disclosure Schedule, or except as is not reasonably likely to prevent or materially delay consummation of the Merger or otherwise prevent or materially delay the Company from performing its material obligations under this Agreement or the Stockholders' Agreement and is not reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect, (i) each Material Contract is a legal, valid and binding agreement, and none of the Material Contracts is in default by its terms or has been canceled by the other party; (ii) to the Company's knowledge, no other party is in breach or violation of, or default under, any Material Contract; (iii) the Company and the Subsidiaries are not in receipt of any claim of default under any such agreement; and (iv) neither the execution of this Agreement nor the consummation of any Transaction shall constitute a default, give rise to cancellation rights, or otherwise adversely affect any of the Company's rights under any Material Contract. The Company has furnished or made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

          SECTION 5.19 Insurance. (a) All material insurable risks of the Company and the Subsidiaries in respect of the businesses of each are covered by insurance policies to the extent set forth in Section 5.19(a) of the Company Disclosure Schedule.

          (b) Except as set forth in Section 5.19(b) of the Company Disclosure Schedules, at no time subsequent to December 31, 1998 has the Company or any Subsidiary (i) been denied any material insurance or indemnity bond coverage which it has requested, (ii) made any material reduction in the scope or amount of its insurance coverage, or (iii) received notice from any of its insurance carriers that any material current insurance coverage will not be available in the future substantially on the same terms as are now in effect.

          SECTION 5.20 Board Approval; Vote Required. (a) The Company Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held, has duly (i) determined that this Agreement, the Stockholders' Agreement and the transactions contemplated hereby and thereby, including the Offer and the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) approved, adopted and declared advisable this Agreement, the Stockholders' Agreement and the transactions contemplated hereby and thereby, including the Offer and the Merger and in accordance with the DGCL, including without limitation, Section 203 thereof, (iii) resolved to recommend acceptance of the Offer and the approval and adoption of this Agreement by the Company's stockholders at the Company Stockholder Meeting (as defined below) and
(iv) confirmed that, except for as set forth in Section 5.03(a) of the Company Disclosure Schedule, the vesting of the incentive stock options granted by the Company under the 1991 Stock Option Plan will not accelerate as a result of the Merger.

          (b) The only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement, the Merger and the other Transactions is the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the approval and adoption of this Agreement.

          SECTION 5.21 Opinion of Advisor. The Company has received the written opinion of Advisor, dated the date of this Agreement, to the effect that, as of the date of this Agreement, the consideration to be received by holders of shares of Company Common Stock in the Offer and the Merger is fair, from a financial point of view, to the Company's stockholders, a copy of which opinion will be delivered to Parent promptly after the date of this Agreement.

          SECTION 5.22 Brokers. No broker, finder or investment banker (other than Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished or made available to Parent a complete and correct copy of all agreements between the Company and Advisor pursuant to which such firm would be entitled to any payment relating to the Transactions.

                                   ARTICLE VI

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

          As an inducement to the Company to enter into this Agreement, Parent and Merger Sub, except as disclosed in the Parent's disclosure schedule delivered concurrently with the delivery of this Agreement (the "Parent Disclosure Schedule"), hereby, jointly and severally, represent and warrant to the Company as follows:

          SECTION 6.01 Corporate Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals are not reasonably likely to prevent or materially delay consummation of the Merger, or otherwise prevent or materially delay Parent or Merger Sub from performing their material obligations under this Agreement or the Stockholders' Agreement and are not reasonably likely, individually or in the aggregate, to have a Parent Material Adverse Effect.

          SECTION 6.02 Certificate of Incorporation and By-Laws. Parent has heretofore furnished to the Company a complete and correct copy of the Certificate of Incorporation and the By-Laws of Parent and the Certificate of Incorporation and By-Laws of Merger Sub, each as amended to date. Such Certificates of Incorporation and By-Laws are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its Certificate of Incorporation or By-Laws.

          SECTION 6.03 Capitalization. (a) The authorized capital stock of Parent consists of (i) 150,000,000 shares of Parent Common Stock and (ii) 1,000,000 shares of preferred stock, par value $1.00 per share ("Parent Preferred Stock"). As of December 21, 2001, 42,926,137 shares of Parent Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and 2,427,982 shares of Parent Common Stock are reserved for future issuance pursuant to stock options. As of the date of this Agreement, no shares of Parent Preferred Stock are issued and outstanding. Except as set forth in this Section 6.03, the

Parent Rights and stock options granted pursuant to the stock option plans of Parent (the "Parent Stock Option Plans"), there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or Merger Sub or obligating Parent or Merger Sub to issue or sell any shares of capital stock of, or other equity interests in, Parent or Merger Sub. As of the date of this Agreement, there are 2,427,982 shares of Parent Common Stock subject to options granted pursuant to the Parent Stock Option Plans. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. There are no outstanding contractual obligations of Parent or Merger Sub to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital stock of Merger Sub.

          (b) The authorized capital stock of Merger Sub consists of 100 shares of Merger Sub Common Stock, all of which are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereof and all of which are owned by Parent. Each outstanding share of capital stock of Merger Sub is duly authorized, validly issued, fully paid and non-assessable and each such share is owned by Parent or Merger Sub free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Parent's or Merger Sub's voting rights, charges and other encumbrances of any nature whatsoever, except where failure to own such shares free and clear would not, individually or in the aggregate, have a Parent Material Adverse Effect.

          (c) The shares of Parent Common Stock to be issued pursuant to the Merger in accordance with Section 2.01 will, when issued, (i) be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Parent's Certificate of Incorporation or By-Laws or any agreement to which the Parent is a party or is bound and (ii) be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable Blue Sky Laws.

          SECTION 6.04 Authority Relative to This Agreement and the Stockholders' Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and the Stockholders' Agreement, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and the Stockholders' Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and the Stockholders' Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL). Each of this Agreement and the Stockholders' Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

          SECTION 6.05 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement and the Stockholders' Agreement by Parent and Merger Sub do not, and the performance of this Agreement and the Stockholders' Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of either Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 6.05(b) have been obtained and all filings and obligations described in Section 6.05(b) have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) except as set forth in
Section 6.05(a) of the Parent Disclosure Schedule, result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and
(iii), for any such conflicts, violations, breaches, defaults or other occurrences which are not reasonably likely to prevent or materially delay consummation of the Transactions or otherwise prevent or materially delay Parent and Merger Sub from performing their material obligations under this Agreement and the Stockholders' Agreement and are not reasonably likely, individually or in the aggregate, to have a Parent Material Adverse Effect.

          (b) The execution and delivery of this Agreement and the Stockholders' Agreement by Parent and Merger Sub do not, and the performance of this Agreement and the Stockholders' Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws and state takeover laws, the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, are not reasonably likely to prevent or materially delay consummation of the Transactions, or otherwise prevent Parent or Merger Sub from performing their material obligations under this Agreement and the Stockholders' Agreement and are not reasonably likely, individually or in the aggregate, to have a Parent Material Adverse Effect.

          SECTION 6.06 SEC Filings; Financial Statements. (a) Parent has filed all forms, reports and documents required to be filed by it with the SEC since July 28, 1999 (the "Parent SEC Reports"). The Parent SEC Reports (i) complied in all material respects as to form with either the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Parent and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect).

          (c) Except as and to the extent set forth on the consolidated balance sheet of the Parent and its consolidated subsidiaries as at July 28, 2001, including the notes thereto (the "Parent Balance Sheet") and the Parent SEC Reports filed prior to the date hereof and except as set forth in Section 6.06(c) of the Parent Disclosure Schedule, neither Parent nor any of its subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations, incurred in the ordinary course of business consistent with past practice since July 28, 2001, which are not reasonably likely to prevent or materially delay consummation of the Transactions or otherwise prevent or materially delay Parent or the Merger Sub from performing their respective material obligations under this Agreement or the Stockholders' Agreement and are not reasonably likely, individually or in the aggregate, to have a Parent Material Adverse Effect.

          SECTION 6.07 Information to Be Supplied. (a) Each of the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger, as amended or supplemented from time to time (as so amended and supplemented, the "Merger Registration Statement"), the Offer Documents and the other documents required to be filed by Parent with the SEC in connection with the Offer, the Merger and the other transactions contemplated hereby will comply as to form, in all material respects, with the requirements of the Exchange Act and the Securities Act, as the case may be. Each of the Merger Registration Statement, the Offer Documents and the other documents required to be filed by the Company with the SEC in connection with the Offer, the Merger and the other transactions contemplated hereby and any information supplied or to be supplied by Parent or its subsidiaries or representations for inclusion or incorporation by reference in the Schedule 14D-9 or the Proxy Statement/Prospectus will not, on the date of its filing or mailing or at the time they become effective under the Securities Act or, in the case of the Offer Registration Statement, on the dates the Offer Registration Statement is mailed to stockholders of the Company and on the Acceptance Date and, in the case of the Merger Registration Statement, at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          (b) Notwithstanding the foregoing provisions of this Section 6.07, no representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Merger Registration Statement or the Offer Documents based on information supplied by or on behalf of the Company and its Subsidiaries for inclusion or incorporation by reference therein or based on information which is not made in or incorporated by reference in such documents but which should have been disclosed pursuant to Section 5.08.

          SECTION 6.08 Absence of Litigation. Except as specifically disclosed in any Parent SEC Report filed prior to the date of this Agreement or set forth in Section 6.10 of the Parent Disclosure Schedule, there is no Action pending or, to the knowledge of Parent, threatened against Parent or Merger Sub, or any property or asset of Parent or Merger Sub, before any Governmental Authority that (a) individually or in the aggregate, has had or is reasonably likely to have a Parent Material Adverse Effect or (b) seeks to materially delay or prevent the consummation of the Merger. Neither Parent nor Merger Sub nor any material property or asset of Parent or Merger Sub is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Parent, continuing investigation by any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of, any Governmental Authority that would prevent or materially delay consummation of the Merger or otherwise prevent or materially delay Parent from performing its material obligations under this Agreement or the Stockholders' Agreement or is reasonably likely, individually or in the aggregate, to have a Parent Material Adverse Effect.

          SECTION 6.09 Absence of Certain Changes or Events(a) . Since July 28, 2001, except as set forth in Section 6.09 of the Parent Disclosure Schedule or the Parent SEC Documents filed prior to the date hereof, or as expressly contemplated by this Agreement, Parent and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, (b) there has not been any Parent Material Adverse Effect.

          SECTION 6.10 No Vote Required. No vote of the stockholders of Parent is required by Law, Parent's Certificate of Incorporation or By-Laws or otherwise in order for Parent and Merger Sub to consummate the Transactions.

          SECTION 6.11 Operations of Merger Sub. Merger Sub is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

          SECTION 6.12 Tax Matters. To the knowledge of Parent, neither Parent nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of
Section 368(a) of the Code. Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          SECTION 6.13 Brokers. No broker, finder or investment banker (other than Merrill Lynch, Pierce, Fenner & Smith Incorporated and Banc of America Securities LLC) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

                                  ARTICLE VII

                     CONDUCT OF BUSINESS PENDING THE MERGER

          SECTION 7.01 Conduct of Business by the Company Pending the Merger.
(a) The Company agrees that, between the date of this Agreement and the Effective Time, except as expressly contemplated by any other provision of this Agreement or the Stockholders' Agreement or as set forth in Section 7.01 of the Company Disclosure Schedule, unless Parent shall otherwise consent in writing:

          (i) the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and

          (ii) the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations.

          (b) By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or the Stockholders' Agreement or as set forth in Section 7.01 of the Company Disclosure Schedule, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent:

          (i) amend or otherwise change its Certificate of Incorporation or By-Laws or equivalent organizational documents;

          (ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any assets of the Company or any Subsidiary, except in the ordinary course of business and in a manner consistent with past practice or (B) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the issuance of up to a maximum of 3,426,767 shares of Company Common Stock issuable pursuant to employee stock options outstanding on the date hereof);

          (iii) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, reprice options granted under any stock option plan or authorize cash payments in exchange for any options granted under any of such plans;

          (iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends payable by a Subsidiary of the Company to the Company or any other Subsidiary;

          (v) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities;

          (vi) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets except in the ordinary course of business and consistent with past practice; (C) enter into any contract or agreement other than in the ordinary course of business and consistent with past practice; (D) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $1,000,000 or capital expenditures which are, in the aggregate, in excess of $5,000,000 for the Company and the Subsidiaries taken as a whole; or (E) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 7.01(e);

          (vii) sell, lease, license, mortgage, pledge, encumber or dispose of in any manner of any properties or assets which are material, individually or in the aggregate, to the Company, other than in the ordinary course of the Company's business;

          (viii) increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of the Company or any Subsidiary who are not directors or officers of the Company or any Material Subsidiary, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or of any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

          (ix) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures;

          (x) make or rescind any material Tax election, settle or compromise any liability for Taxes or change or revoke any of its methods of Tax accounting;

          (xi) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $2,000,000 in the aggregate, other than in the ordinary course of business and consistent with past practice;

          (xii) amend or modify in any material respect or consent to the termination of any Material Contract, or amend, waive or modify in any material respect or consent to the termination of the Company's or any Subsidiary's rights thereunder;

          (xiii) commence or settle any material Action;

          (xiv) amend or modify, or propose to amend or modify, the Company Rights Agreement, except as contemplated by this Agreement; or

          (xv) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing or take any action that would materially delay the consummation of the transactions contemplated hereby.

          SECTION 7.02 Conduct of Business by Parent Pending the Merger. Except as expressly contemplated by any other provision of this Agreement or the Stockholders' Agreement, Parent agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, Parent shall not, directly or indirectly, do, or propose to do, any of the following without the prior written consent of the Company:

          (a) take any action to cause Parent's representations and warranties set forth in Article VI to be untrue in any material respect; or

          (b) take any action that would reasonably be likely to materially delay the consummation of the Offer or the Merger.



                                  ARTICLE VIII

                              ADDITIONAL AGREEMENTS

          SECTION 8.01 Company Stockholder Meeting. If required by applicable law, the Company, acting through the Company Board, shall, in accordance with applicable law, duly call, convene and hold a special meeting of the holders of the Company Common Stock (the "Company Stockholder Meeting"), as soon as reasonably practicable after the acceptance for payment of shares of Company Common Stock pursuant to the Offer, for the purpose of voting upon this Agreement and the Merger and the Company agrees that this Agreement shall be submitted at such meeting; provided, however, that the Company Board shall not be obligated to call, convene and hold the Company Stockholder Meeting if (i) the Company has received a Superior Proposal, (ii) Merger Sub has not acquired at least a majority of the outstanding shares of Company Common Stock pursuant to the Offer or otherwise, (iii) the Company Board has withdrawn the Company Recommendation pursuant to the third sentence of this Section 8.01 and (iv) Parent has received all amounts due under Section 10.03. The Company shall take all action necessary to secure the vote at any Company Stockholder Meeting of holders of Company Common Stock required by applicable law and the Company's Certificate of Incorporation or By-Laws to obtain the approval for this Agreement. Unless the Company Board otherwise determines (based upon a majority vote of the Company Board in its good faith judgment that such other action is necessary to comply with its fiduciary duty to stockholders under applicable law after receiving advice from outside legal counsel, who may be the Company's regularly engaged independent legal counsel) prior to the approval by the stockholders of the Company, (i) the Company Board shall recommend approval by its stockholders of this Agreement (the "Company Recommendation"), (ii) neither the Company Board nor any committee thereof shall amend, modify, withdraw, condition or qualify the Company Recommendation in a manner adverse to Parent or take any action or make any statement inconsistent with the Company Recommendation and (iii) the Company shall take all lawful action reasonably necessary to secure the Company Stockholder Approval. In the event the Company Board has recommended approval by its stockholders of this Agreement but subsequently determines (based upon a majority vote of the Company Board) in its good faith judgment that some other action is necessary to comply with its fiduciary duty to stockholders under applicable law after receiving advice from outside legal counsel (who may be the Company's regularly engaged independent legal counsel) prior to the approval by the stockholders of the Company, Parent and Merger Sub agree to cooperate with the Company in making modifications to the disclosure regarding the Company Board's recommendation in the Proxy Statement/Prospectus to accurately reflect such determination.

          SECTION 8.02 Preparation of Merger Registration Statement and Proxy Statement/Prospectus. (a) If required by applicable law, promptly after the acceptance for payment of shares of Company Common Stock pursuant to the Offer, Parent and the Company shall prepare, and Parent shall file with the SEC, the Merger Registration Statement, in which the Proxy Statement/Prospectus will be included as Parent's prospectus. Each of the Company and Parent shall use all reasonable efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after the acceptance for exchange of shares of Company Common Stock pursuant to the Offer and to keep the Merger Registration Statement effective as long as is necessary to consummate the Merger. The Company shall furnish all information concerning the Company as Parent may reasonably request in connection with such action and preparation of the Merger Registration Statement and Proxy Statement/Prospectus. The Company shall mail the Proxy Statement/Prospectus to its stockholders as promptly as practicable after the Merger Registration Statement is declared effective under the Securities Act and, if necessary, after the Proxy Statement/Prospectus shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, resolicit proxies. Parent shall take any action required to be taken under any applicable state securities or blue sky laws in connection with the issuance of Parent Common Stock in the Merger. No amendment or supplement to the Proxy Statement/Prospectus will be made by the Company or Parent without the approval of the other party, which will not be unreasonably withheld or delayed, provided, however, that amendments or supplements to the Proxy Statement/Prospectus reflecting actions taken by the Company Board to comply with its fiduciary duties shall not require the approval of Parent. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or comments thereon and responses thereto or requests by the SEC for additional information. If, at any time prior to the Effective Time, the Company or Parent discovers any information relating to either party, or any of their respective Affiliates, officers or directors, that should be set forth in an amendment or supplement to the Proxy Statement/Prospectus, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law or regulation, disseminated to the stockholders of the Company.

          (b) The information supplied by Parent for inclusion in the Merger Registration Statement and the Proxy Statement/Prospectus shall not, at (i) the time the Merger Registration Statement is declared effective, (ii) the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iii) the time of the Company Stockholders Meeting and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or Merger Sub, or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Merger Registration Statement or Proxy Statement/Prospectus, Parent shall promptly inform the Company. All documents that Parent is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

          (c) The information supplied by the Company for inclusion in the Merger Registration Statement and the Proxy Statement/Prospectus shall not, at
(i) the time the Merger Registration Statement is declared effective, (ii) the time the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iii) the time of the Company Stockholders Meeting and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Merger Registration Statement or Proxy Statement/Prospectus, the Company shall promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

          (d) Notwithstanding the foregoing, if Parent or Merger Sub shall acquire at least 90% of the outstanding shares of Company Common Stock pursuant to the Offer or otherwise, the parties hereto agree, subject to the satisfaction or (to the extent permitted hereunder) waiver of all conditions to the Merger, to take, or cause to be taken, all necessary and appropriate action to cause the Merger to be effective as soon as practicable after the acceptance for payment and purchase of shares of Company Common Stock pursuant to the Offer without the Company Stockholder Meeting.

          SECTION 8.03 Access to Information; Confidentiality. (a) From the date of this Agreement until the Effective Time, the Company and Parent shall and each shall cause their respective subsidiaries to): (i) provide to the other party and the other party's officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, "Representatives") access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request.

          (b) All information obtained by the parties pursuant to this Section
8.03 shall be kept confidential in accordance with the confidentiality agreement, dated December 11, 2001 (the "Confidentiality Agreement"), between Parent and the Company.

          (c) No investigation pursuant to this Section 8.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

          (d) The Company hereby waives the provisions of the Confidentiality Agreement as and to the extent necessary to permit the consummation of each Transaction.

          SECTION 8.04 No Solicitation of Transactions. (a) Subject to Section 8.04(b), the Company will not, directly or indirectly, and will instruct its officers, directors, employees, subsidiaries, agents or advisors or other representatives (including, without limitation, any investment banker, attorney or accountant retained by it), not to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of such party or any of its subsidiaries, or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of its Subsidiaries, to take any such action. The Company shall notify Parent promptly if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Competing Transaction is made. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

          (b) Notwithstanding anything to the contrary in this Section 8.04, the Company Board may furnish information to, enter into discussions or negotiations with, and maintain or continue such discussions or negotiations with, a person who has made an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction, and the Company Board has (i) determined, in its good faith judgment (after having received the advice of a financial advisor of internationally recognized reputation (which may be Advisor)), that such proposal or offer is reasonably likely to constitute a Superior Proposal (as defined below), (ii) determined, in its good faith judgment after consultation with independent legal counsel (who may be the Company's regularly engaged independent legal counsel), that, in light of such proposal or offer, the furnishing of such information or the holding of discussions or negotiations is required to comply with its fiduciary obligations to the Company and its stockholders under applicable Law, and (iii) provided written notice to Parent of its intent to furnish information or to hold discussions or negotiations with such person at least two business days prior to taking any such action.

          (c) A "Competing Transaction" means any of the following (other than the Transactions or any sale, lease, exchange, transfer or other disposition of (including by way of merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving) Conceptronic, Inc.): (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company (or any Subsidiaries which are material, individually or in the aggregate, to the Company), (ii) any sale, lease, exchange, transfer or other disposition (including by way of merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving) of all or substantially all of the assets of the Company (or any Subsidiaries which are material, individually or in the aggregate, to the Company), (iii) any sale, exchange, transfer or other disposition of 20% or more of any class of equity securities of the Company (or any Subsidiaries which are material, individually or in the aggregate, to the Company), (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of any class of equity securities of the Company (or any Subsidiaries which are material, individually or in the aggregate, to the Company), (v) any solicitation in opposition to approval and adoption of this Agreement by the Company's stockholders, or (vi) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay any of the Transactions.

          (d) A "Superior Proposal" means an unsolicited written bona fide offer made by a third party to consummate any of the following transactions: (i) a merger, consolidation, share exchange, business combination or other similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction would hold less than 50% of the equity interest in the surviving or resulting entity of such transaction, (ii) any sale, lease, exchange, transfer or other disposition of all or a substantial part of the assets of the Company (iii) the acquisition by any person or group (including by means of a tender offer or an exchange offer or a two-step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving the Company), directly or indirectly, of ownership of 100% of the then outstanding shares of stock of the Company or (iv) any substantially equivalent transaction, on terms (including conditions to consummation of the contemplated transaction) that the Company Board determines, in its good faith judgment (after having received the advice of a financial advisor of internationally recognized reputation (which may be Advisor)), to be more favorable to the Company stockholders than the Merger, is reasonably capable of being consummated and for which financing, to the extent required, is then committed; provided, however, that any such offer shall not be deemed to be a "Superior Proposal" if any financing required to consummate the transaction contemplated by such offer is not likely in the good faith judgment of the Company Board (after having received the advice of a financial advisor of internationally recognized reputation (which may be Advisor)) to be obtained by such third party on a timely basis.

          SECTION 8.05 Employee Benefits Matters. From and after the Effective Time, Parent shall cause the Surviving Corporation and its subsidiaries to honor in accordance with their terms, all contracts, agreements, arrangements, policies, plans and commitments of the Company and the Subsidiaries as in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of the Company or any Subsidiary. Employees of the Company or any Subsidiary shall receive credit for purposes of eligibility to participate and vesting (but not for benefit accruals) under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its subsidiaries for service accrued or deemed accrued prior to the Effective Time with the Company or any Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, Parent shall waive, or cause to be waived, any limitations on benefits relating to any pre-existing conditions to the same extent such limitations are waived under any comparable plan of Parent or its subsidiaries and recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by employees of the Company and its subsidiaries in the calendar year in which the Effective Time occurs.

          SECTION 8.06 Directors' and Officers' Indemnification and Insurance.
(a) The Certificate of Incorporation of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the Certificate of Incorporation and By-Laws of the Company, as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law. From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreement between the Company and its directors and officers as of the Effective Time and any indemnification provisions under the Certificate of Incorporation or By-Laws of the Company as in effect on the date hereof.

          (b) The Surviving Corporation shall use its reasonable best efforts to maintain in effect for six years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by the Company (unless Parent, in its sole discretion, includes the current directors and officers of the Company under its existing directors' and officers' liability policies for not less than six years from the Effective Time or causes the Surviving Corporation to substitute policies of at least the same coverage and containing terms and conditions that are not materially less favorable than the current directors' and officers' liability insurance policies maintained by the Company) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 8.06(b) more than an amount per year equal to 225% of current annual premiums paid by the Company for such insurance (which the Company represents to be approximately $113,166).

          (c) In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, or at Parent's option, Parent, shall assume the obligations set forth in this Section 8.06.

          SECTION 8.07 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which could reasonably be expected to cause any representation or warranty contained in this Agreement or the Stockholders' Agreement to be untrue or inaccurate in any material respect and (b) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that the delivery of any notice pursuant to this Section 8.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          SECTION 8.08 Company Affiliates. No later than five business days after the date of this Agreement, the Company shall deliver to Parent a list of names and addresses of those persons who were, in the Company's reasonable judgment, on such date, affiliates (within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act (each such person being a "Company Affiliate" )) of the Company. The Company shall provide Parent with such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company shall use its reasonable best efforts to deliver or cause to be delivered to Parent, prior to the initial expiration of the Offer, an affiliate letter in the form attached hereto as Exhibit A, executed by each of the Company Affiliates identified in the foregoing list and any person who shall, to the knowledge of the Company, have become a Company Affiliate subsequent to the delivery of such list.

          SECTION 8.09 Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall promptly after the date of this Agreement (i) make its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to the Transactions and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Merger; provided that neither Merger Sub nor Parent will be required by this
Section 8.09 to take any action, including entering into any consent decree, hold separate orders or other arrangements, that (A) requires the divestiture of any assets of any of Merger Sub, Parent, the Company or any of their respective subsidiaries or (B) limits Parent's freedom of action with respect to, or its ability to retain, the Company and the Subsidiaries or any portion thereof or any of Parent's or its affiliates' other assets or businesses. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

          SECTION 8.10 Plan of Reorganization. (a) This Agreement is intended to constitute a "plan of reorganization" within the meaning of section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of
Section 368(a) of the Code. Following the Effective Time, neither the Surviving Corporation, Parent nor any of their affiliates knowingly shall take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

          (b) As of the date hereof, the Company does not know of any reason (i) why it would not be able to deliver to counsel to the Company and Parent, at the date of the legal opinions referred to below, certificates substantially in compliance with IRS published advance ruling guidelines, with reasonable or customary exceptions and modifications thereto, to enable such firms to deliver the legal opinions contemplated by Section 9.02(f) and Section 9.03(d), and the Company hereby agrees to deliver such certificates effective as of the date of such opinions or (ii) why counsel to the Company and Parent would not be able to deliver the opinions required by Section 9.02(f) and Section 9.03(d). The Company will deliver such certificates to counsel to the Company and Parent.

          (c) As of the date hereof, Parent does not know of any reason (i) why it would not be able to deliver to counsel to the Company and Parent, at the date of the legal opinions referred to below, certificates substantially in compliance with IRS published advance ruling guidelines, with reasonable or customary exceptions and modifications thereto, to enable such firms to deliver the legal opinions contemplated by Section 9.02(f) and Section 9.03(d), and Parent hereby agrees to deliver such certificates effective as of the date of such opinions or (ii) why counsel to the Company and Parent would not be able to deliver the opinions required by Section 9.02(f) and Section 9.03(d). Parent will deliver such certificates to counsel to the Company and Parent.

          SECTION 8.11 Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its material obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

          SECTION 8.12 Letters of Accountants. (a) Parent shall use its reasonable best efforts to cause to be delivered to the Company "comfort" letters of Deloitte & Touche LLP, Parent's independent public accountants, dated and delivered the date on which the Offer Registration Statement shall become effective, the Acceptance Date, the date the Merger Registration Statement shall become effective and as of the Effective Time, and addressed to the Company, in form and substance reasonably satisfactory to the Company and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

          (b) The Company shall use its reasonable best efforts to cause to be delivered to Parent "comfort" letters of KPMG LLP, the Company's independent public accountants, dated and delivered the date on which the Offer Registration Statement shall become effective, the Acceptance Date, the date the Merger Registration Statement shall become effective and as of the Effective Time, and addressed to Parent, in form and substance reasonably satisfactory to Parent and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

          SECTION 8.13 NYSE Listing. Parent shall promptly prepare and submit to the NYSE a listing application covering the shares of Parent Common Stock to be issued in the Merger and pursuant to Substitute Options, and shall use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Stock, subject to official notice of issuance to the NYSE, and the Company shall cooperate with Parent with respect to such listing.

          SECTION 8.14 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, unless otherwise required by applicable Law or the requirements of the NYSE, each of Parent and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions; provided, however, that this Section 8.14 shall terminate in the event the Company Board withdraws the Company Recommendation.

          SECTION 8.15 Transfer Tax. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to tax, "Transfer Taxes"). All Transfer Taxes shall be paid by the Company and expressly shall not be a liability of any holder of the Company Common Stock.

          SECTION 8.16 The Company Rights Agreement. Prior to the Effective Time, the Company shall take all necessary action to amend the Company Rights Agreement so that (a) neither the execution of this Agreement nor the announcement or consummation of the Offer or the Merger will cause a Distribution Date (as such term is defined in the Company Rights Agreement) or cause the Company Rights to become exercisable, (b) neither Parent nor Merger Sub will become an Acquiring Person (as such term is defined in the Company Rights Agreement) and (c) neither Parent nor Merger Sub shall have any obligations under the Company Rights or Company Rights Agreement.

          SECTION 8.17 Employment Agreements. The Company agrees to cooperate with Parent in any reasonable efforts initiated by Parent to negotiate employment agreements with key employees identified by Parent between the date hereof and the Effective Time.

                                   ARTICLE IX

                            CONDITIONS TO THE MERGER

          SECTION 9.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

          (a) Merger Registration Statement. If required, the Merger Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and not concluded or withdrawn.

          (b) Company Stockholder Approval. If required under the DGCL, this Agreement shall have received Company Stockholder Approval.

          (c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award (an "Order") which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

          (d) U.S. Antitrust Approvals and Waiting Periods. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (e) NYSE Listing. The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

          (f) Offer. Merger Sub shall have purchased shares of Company Common Stock pursuant to the Offer.

          SECTION 9.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

          (a) Representations and Warranties. (i) The representations and warranties of the Company contained in this Agreement that are qualified by reference to materiality or a Company Material Adverse Effect shall be true and correct in all respects as of the Effective Time as though made on and as of the Effective Time (other than representations and warranties which by their terms address matters only as of another specified date, which shall be true and correct in all respects only as of such date), and (ii) the representations and warranties of the Company contained in the Agreement that are not so qualified shall be true and correct as of the Effective Time, as though made on and as of the Effective Time (other than representations and warranties which by their terms address matters only as of another specified date, which shall be true and correct only as of such date), except, in the case of clause (ii) only, for such failures to be true and correct as are not reasonably likely to, individually or in the aggregate, result in a Company Material Adverse Effect

          (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

          (c) Officer Certificate. The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by the President or Chairman of the Board the Company, certifying as to the satisfaction of the conditions specified in Sections 9.02(a) and 9.02(b).

          (d) Consents. All consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained from and made with all Governmental Authorities, and all consents from third parties under any Material Contract or other material agreement, contract, license, lease or other instrument to which the Company or any Subsidiary is a party or by which it is bound required as a result of the transactions contemplated by this Agreement shall have been obtained.

          (e) Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement.

          (f) Tax Opinion. Parent shall have received the opinion of Shearman & Sterling, counsel to Parent, based upon representations of Parent, Merger Sub and the Company, and normal assumptions, to the effect that, for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and that each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code, which opinion shall not have been withdrawn or modified in any material respect. The issuance of such opinion shall be conditioned on receipt by Shearman & Sterling of representation letters from each of Parent and Company as contemplated in Section 8.10 of this Agreement. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the Effective Time.

     SECTION 9.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

          (a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in this Agreement that are qualified by reference to materiality or a Parent Material Adverse Effect shall be true and correct in all respects as of the Effective Time as though made on and as of the Effective Time (other than representations and warranties which by their terms address matters only as of another specified date, which shall be true and correct only as of such date), and
     (ii) the representations and warranties of Parent and Merger Sub contained in the Agreement that are not so qualified shall be true and correct in all respects as of the Effective Time, as though made on and as of the Effective Time (other than representations and warranties which by their terms address matters only as of another specified date, which shall be true and correct only as of such date), except, in the case of clause (ii) only, for such failures to be true and correct as are not reasonably likely to, individually or in the aggregate, result in a Parent Material Adverse Effect

          (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

          (c) Officer Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President or Chairman of the Board of Parent, certifying as to the satisfaction of the conditions specified in Sections 9.03(a) and 9.03(b).

          (d) Material Adverse Effect. No Parent Material Adverse Effect shall have occurred since the date of this Agreement.

          (e) Tax Opinion. The Company shall have received the opinion of Gibson, Dunn & Crutcher LLP, counsel to the Company, based upon representations of Parent, Merger Sub and the Company, and normal assumptions, to the effect that, for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and that each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of section 368(b) of the Code, which opinion shall not have been withdrawn or modified in any material respect. The issuance of such opinion shall be conditioned on receipt by Gibson, Dunn & Crutcher LLP of representation letters from each of Parent and Company as contemplated in Section 8.10 of this Agreement. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the Effective Time.

                                   ARTICLE X

                        TERMINATION, AMENDMENT AND WAIVER

          SECTION 10.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval:

          (a) by mutual written consent of Parent and the Company; or

          (b) by Parent:

               (i) if at any time prior to the Acceptance Date, (A) the Company has breached or failed to perform in any material respect its obligations, covenants or agreements under this Agreement, (B) the representations and warranties of the Company contained in this Agreement that are qualified by reference to materiality or a Company Material Adverse Effect shall not have been true and correct in all respects when made or at any time prior to the Acceptance Date as if made at or at and as of such time (other than representations and warranties which by their terms address matters only as of another specified date, which shall be true and correct in all respects only as of such date), or (C) the representations and warranties of the Company contained in the Agreement that are not so qualified shall not have been true and correct when made or at any time prior to the Acceptance Date as if made at and as of such time (other than representations and warranties which by their terms address matters only as of another specified date, which shall be true and correct only as of such date), except, in the case of clause (C) only, for such failures to be true and correct as are not reasonably likely to, individually or in the aggregate, result in a Company Material Adverse Effect, and such breach or misrepresentation (1) cannot be or has not been cured prior to the earlier of (x) 30 days following receipt by the Company of written notice from Parent of such breach or misrepresentation and (y) the Termination Date and (2) has not been waived by Parent pursuant to the provisions hereof;

               (ii) if at any time prior to the Acceptance Date, (A) the Company, or its Board of Directors, as the case may be, shall have (1) entered into any agreement with respect to any Competing Transaction other than the Offer or the Merger and other than a confidentiality agreement contemplated by Section 8.04(b), (2) failed to make, withdrawn or modified, in a manner adverse to Parent or Merger Sub, its approval and recommendation of the Offer, the Merger and this Agreement, or (3) approved or recommended any Competing Transaction other than the Offer or the Merger, or (B) the Company or the Company's Board of Directors or any committee thereof shall have resolved to do any of the foregoing;

               (iii) if at any time prior to the Acceptance Date the Company breaches in any material respect any of its obligations under Section
          8.04 or Section 10.01(c)(ii) hereof; or

               (iv) if (A) the Offer shall have been extended on at least three occasions for an aggregate period of at least 15 business days beyond the Initial Expiration Date, and (B) on such extended date of expiration, the Minimum Condition shall not have been satisfied;

          (c) by the Company:

               (i) if at any time prior to the Acceptance Date, (A) Parent has breached or failed to perform in any material respect its obligations, covenants or agreements under this Agreement, (B) the representations and warranties of Parent or the Merger Sub contained in this Agreement that are qualified by reference to materiality or a Parent Material Adverse Effect shall not have been true and correct in all respects when made or at any time prior to the Acceptance Date as if made at or at and as of such time (other than representations and warranties which by their terms address matters only as of another specified date, which shall be true and correct in all respects only as of such date), or (C) the representations and warranties of Parent and the Merger Sub contained in the Agreement that are not so qualified shall not have been true and correct when made or at any time prior to the Acceptance Date as if made at and as of such time

          (other than representations and warranties which by their terms address matters only as of another specified date, which shall be true and correct only as of such date), except, in the case of clause (C) only, for such failures to be true and correct as are not reasonably likely to, individually or in the aggregate, result in a Parent Material Adverse Effect, and such breach or misrepresentation (1) cannot be or has not been cured prior to the earlier of (x) 30 days following receipt by Parent of written notice from the Company of such breach or failure to perform and (y) the Termination Date and (2) has not been waived by the Company pursuant to the provisions hereof;

               (ii) if at any time prior to the Effective Time Parent has not acquired at least a majority of the outstanding shares of Company Common Stock pursuant to the Offer or otherwise, a Superior Proposal is received by the Company and the Board of Directors of the Company reasonably determines in good faith (after receiving the advice of outside legal counsel) that it is necessary to terminate this Agreement and enter into an agreement to effect the Superior Proposal to comply with its fiduciary duties under applicable law; provided that the Company may not terminate this Agreement pursuant to this Section 10.01(c)(ii) unless and until (A) two business days have elapsed following delivery to Parent of a written notice of such determination by the Company Board and during such two business day period the Company has fully cooperated with Parent, including, without limitation, informing Parent of the terms and conditions of such Superior Proposal, and the identity of the Person making such Superior Proposal, with the intent of enabling the parties hereto to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected; (B) at the end of such two business day period the Competing Transaction continues in the judgment of the Company Board to constitute a Superior Proposal and the Company Board confirms its determination (after receiving the advice of outside legal counsel) that it is necessary to terminate this Agreement and enter into an agreement to effect the Superior Proposal to comply with its fiduciary duties under applicable law; and (C) (x) at or prior to such termination, Parent has received all amounts due under Section 10.03 hereof by wire transfer in same day funds and (y) promptly following such termination the Company enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal;

          (d) by either Parent or the Company:

               (i) if the Offer has not been consummated on or before July 31, 2002 (the "Termination Date"); provided that the right to terminate this Agreement pursuant to this clause shall not be available to any party whose failure to fulfill any material obligation of this Agreement or whose material breach of this Agreement has been the cause of, or resulted in, the failure of the Offer to have been consummated on or prior to the aforesaid date; or

               (ii) if any court of competent jurisdiction or any Governmental Authority shall have issued an Order or taken any other action permanently restricting, enjoining, restraining or otherwise prohibiting acceptance for payment of, and exchange of, shares of Company Common Stock pursuant to the Offer or consummation of the Merger and such Order or other action shall have become final and nonappealable.

          SECTION 10.02 Effect of Termination. In the event of termination of this Agreement by Parent or the Company, as provided in Section 10.01, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Parent or Merger Sub or their respective officers or directors (except that Section 8.03 (access to information; Confidentiality), this Section 10.02 and Sections 10.03 (Payment of Certain Fees), 11.02 (Notices), 11.04 (Entire Agreement; Assignment), 11.05 (Parties in Interest),
11.07 (Governing Law) and 11.08 (Waiver of Jury Trial) shall survive the termination); provided, however, that nothing contained in this Section 10.02 or in Section 10.03 shall relieve any party hereto from any liability for any breach of this Agreement.

          SECTION 10.03 Payment of Certain Fees. (a) If this Agreement is terminated by Parent in accordance with Section 10.01(b)(ii), or by the Company in accordance with Section 10.01(c)(ii), then the Company shall pay to Parent in immediately available funds all of Parent's Expenses, up to a maximum of $1,500,000, plus a termination fee in an amount equal to $2,500,000 (the "Termination Fee").

          (b) If this Agreement is terminated by Parent pursuant to Section 10.01(b)(i) or Section 10.01(b)(iii), then the Company shall pay to Parent, within five business days after submission of statements therefor, all of Parent's Expenses, up to a maximum of $1,500,000.

          (c) If this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(i), 10.01(b)(iii) or 10.01(d)(i) (unless the failure of the Offer to have been consummated on or prior to the Termination Date is the result of a material breach of this Agreement by Parent or Merger Sub) and a proposal or offer for a Competing Transaction has been made and publicly announced or communicated to the Company's stockholders after the date of this Agreement and prior to the termination date, and concurrently with or within twelve months of the date of such termination a Third Party Acquisition Event occurs, then the Company shall within five business days of the occurrence of such Third Party Acquisition Event pay to Parent the Termination Fee, and, in the case of a termination pursuant to this Section 10.03(c) arising under Section 10.01(d)(i), all of Parent's Expenses, up to a maximum of $1,500,000.

          "Third Party Acquisition Event" shall mean the earlier of (i) the consummation of a Competing Transaction involving the purchase of a majority of either the equity securities of the Company or of the consolidated assets of the Company and its Subsidiaries, taken as a whole, or any such transaction involving the purchase of a majority of either the equity securities of the Company or of the consolidated assets of the Company and its Subsidiaries, taken as a whole that, if it had been proposed prior to the termination of this Agreement would have constituted a Competing Transaction or (ii) the entering into by the Company or any of its Subsidiaries of a definitive agreement with respect to any such transaction.

          (d) If this Agreement is terminated by Parent pursuant to Section 10.01(b)(iv) and a proposal or offer for a Competing Transaction has been made and publicly announced or communicated to the Company's stockholders after the date of this Agreement and prior to the date of such termination, and concurrently with or within twelve months of the date of such termination a Third Party Acquisition Event occurs, then the Company shall within five business days of the occurrence of such Third Party Acquisition Event pay to Parent all of Parent's Expenses, up to a maximum of $1,500,000 and the Termination Fee.

          (e) If this Agreement is terminated by the Company pursuant to Section 10.01(c)(i), then Parent shall pay to the Company, within five business days after submission of statements therefor, all of the Company's Expenses, up to a maximum of $1,000,000.

          (f) Except as set forth in this Section 10.03, all Expenses (as defined below) incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger or any other transaction is consummated, except that the Company and Parent shall each pay one-half of all Expenses relating to (i) printing, filing and mailing of the Offer Documents, the
Schedule 14D-9 and the Proxy Statement/Prospectus and all SEC and other regulatory filing fees incurred in connection therewith and (ii) the filing fee for the Notification and Report Forms filed under the HSR Act. "Expenses", as used in this Agreement, shall include all reasonable out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Offer Documents and the Merger Registration Statement, the solicitation of stockholder approvals, the filing of any required notices under the HSR Act or other similar regulations and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.

          (g) Each party acknowledges that the agreements contained in this
Section 10.03 are an integral part of the transactions contemplated by this Agreement and without these agreements the other party would not enter into this Agreement. In the event that the Company shall fail to pay any Termination Fee or Expenses when due, such Termination Fee or Expenses shall be deemed to include the costs and expenses actually incurred or accrued by Parent (including, without limitation, reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 10.03, together with interest on such unpaid Termination Fee or Expenses, commencing on the date that such Termination Fee or Expenses became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in The City of New York, as such bank's prime rate plus 3.00%. In the event that Parent shall fail to pay any Expenses when due, such Expenses shall be deemed to include the costs and expenses actually incurred or accrued by the Company (including, without limitation, reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 10.03, together with interest on such unpaid Expenses, commencing on the date that such Expenses became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in The City of New York, as such bank's prime rate plus 3.00%. Payment of the fees and expenses described in this
Section 10.03 shall not be in lieu of any damages incurred in the event of willful or intentional breach of this Agreement.

                                   ARTICLE XI

                               GENERAL PROVISIONS

          SECTION 11.01 Non-Survival of Representations and Warranties . The representations and warranties in this Agreement and in any certificate or instrument delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 10.01. This Section shall not limit any covenant or other obligation of the parties hereto which shall survive in accordance with their terms.

          SECTION 11.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

          if to Parent or Merger Sub:

                  Dycom Industries, Inc.
                  4440 PGA Boulevard, Suite 500
                  Palm Beach Gardens, Florida 33410
                  Facsimile No: (561) 627-7709
                  Attention: Marc R. Tiller, Esq.
          with a copy to:

                 Shearman & Sterling
                 599 Lexington Avenue
                 New York, New York  10022-6069
                 Facsimile No:  (212) 848-7179
                 Attention:   Spencer D. Klein, Esq.
          if to the Company:

                 Arguss Communications, Inc.
                 One Church Street
                 Suite 302
                 Rockville, Maryland  20850
                 Attention:  Rainer H. Bosselman
          with a copy to:

                 Gibson, Dunn & Crutcher LLP
                 1050 Connecticut Avenue N.W.
                 Washington, D.C.  20036-5306
                 Facsimile No.:  (202) 467-0539
                 Attention:  Howard B. Adler, Esq.

or to such other Person or address as any party shall specify by notice in writing to each of the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery unless if mailed, in which case on the third business day after the mailing thereof except for a notice of a change of address, which shall be effective only upon receipt thereof.

          SECTION 11.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

          SECTION 11.04 Entire Agreement; Assignment. This Agreement, the Stockholders' Agreement and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any affiliate of Parent, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

          SECTION 11.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 8.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

          SECTION 11.06 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

          SECTION 11.07 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State (other than those provisions set forth herein that are required to be governed by the DGCL). All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of The City of New York. The parties hereto hereby
(a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

          SECTION 11.08 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and
(b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.08.

          SECTION 11.09 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 11.10 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.



                            [SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                              DYCOM INDUSTRIES, INC.



                              By:   /s/ Steven E. Nielsen
                                 -----------------------------------------------
                                 Name:  Steven E. Nielsen
                                 Title: President and Chief Executive Officer



                              TROY ACQUISITION CORP.



                              By:   /s/ Steven E. Nielsen
                                 -----------------------------------------------
                                 Name:  Steven E. Nielsen
                                 Title: President and Chief Executive Officer



                              ARGUSS COMMUNICATIONS, INC.



                              By:   /s/ Rainer H. Bosselmann
                                 -----------------------------------------------
                                 Name:  Rainer H. Bosselmann
                                 Title: President and Chief Executive Officer

                                                                         ANNEX I

                             CONDITIONS OF THE OFFER

          Notwithstanding any other provision of the Offer, but subject to compliance with the terms of the Agreement and any applicable rules and regulations of the SEC, including Rule 14e-1(c) relating to Merger Sub's obligation to exchange or return tendered shares after the termination of the Offer, Merger Sub shall not be required to accept for exchange or exchange any shares of Company Common Stock tendered pursuant to the Offer, and may terminate, extend or amend the Offer in accordance with the Agreement, if (i) the Minimum Condition shall not have been satisfied; (ii) the applicable waiting period under the HSR Act shall not have expired or been terminated; (iii) the Offer Registration Statement shall not have become effective under the Securities Act or shall be the subject of any stop order or proceedings seeking a stop order; (iv) the Parent Common Stock to be issued in the Offer and the Merger shall not have been approved for listing on the NYSE, subject to official notice of issuance; or (v) on or after the date of the Agreement and at or prior to the Acceptance Date, any of the following events or circumstances occurs or exists and is continuing:

          (a) there shall have been instituted or pending any litigation, suit, claim, action or proceeding before any federal or state court of the United States of America (other than (i) any such action in which a motion for a temporary restraining order, a preliminary injunction or a permanent injunction shall have been denied or shall have expired, or a judicial order granting any such temporary restraining order, preliminary injunction or permanent injunction shall have been reversed on appeal and not reinstated, (ii) any such action or proceeding in which the United States Department of Justice, or the Federal Trade Commission or any applicable state authority does not file within 10 business days after commencement of such action a motion seeking injunctive relief of the type referred to in clauses (1) through (3) of this paragraph (a), or (iii) an action filed with consent of Merger Sub) by any United States federal government or governmental authority or agency or any of the several states of the United States or any attorney general thereof (1) challenging or seeking to make illegal, materially delay, or otherwise, directly or indirectly, restrain or prohibit or make materially more costly, the making of the Offer, the acceptance for exchange of any shares of Company Common Stock by Parent, Merger Sub or any other affiliate of Parent, or the consummation of any other transaction contemplated by the Agreement; (2) seeking an order of divestiture that, if complied with, would, in Parent's reasonable judgment, be expected to have a material adverse effect on the business, results of operations or financial condition of Parent, the Company and their Subsidiaries, taken as a whole, after giving effect to the Offer and the Merger; or (3) seeking to impose or confirm any limitation on the ability of Parent, Merger Sub or any other Subsidiary of Parent to exercise effectively full rights of ownership of any shares of Company Common Stock on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of the Agreement and the transactions contemplated by the Agreement;

          (b) there shall have been (i) any Law enacted, promulgated, amended, issued or deemed applicable to (1) Parent, the Company or any of their respective subsidiaries or (2) any transaction contemplated by the Agreement or
(ii) entered, promulgated or enforced by any court or Governmental Authority, any Order of any kind which prohibits, restrains, restricts or enjoins the consummation of the Offer or has the effect of making the Offer illegal, in each

                                   Annex I-1
case, by any legislative body or Governmental Authority that would result, directly or indirectly, in any of the consequences referred to in clauses (1) through (3) of paragraph (a) above;

          (c) there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on the NYSE (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index), (ii) a decline, measured from the date hereof, in the Standard & Poor's 500 Index in excess of 25%, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iv) any new and material limitation (whether or not mandatory) by any United States government or Governmental Authority, on the extension of credit by United States banks or other lending institutions, (v) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States not existing on the date hereof (the announced "War on Terrorism" resulting from the September 11, 2001 terrorist attacks shall be deemed existing on the date hereof) or (vi) in the case of any of the foregoing existing on the date hereof, including, without limitation, the announced War on Terrorism, a material acceleration or worsening thereof, it being understood that any air strike against, or special operations involving a limited number of ground troops in, the countries of Somalia or Yemen shall not be considered a material acceleration or worsening of the War on Terrorism;

          (d) other than with respect to any Order that is the subject of paragraph (a) or (b) above, there shall have been enacted, entered, promulgated or enforced by any court or Governmental Authority any Order which prohibits, restrains, restricts or enjoins the consummation of the Offer or has the effect of making the Offer illegal;

          (e) the Company shall have breached or failed to perform in any material respect (i) its obligations, covenants or agreements under the Agreement, (ii) the representations and warranties of the Company contained in the Agreement that are qualified by reference to materiality or a Company Material Adverse Effect shall not have been true and correct in all respects when made or at any time prior to the consummation of the Offer as if made at or at and as of such time (other than representations and warranties which by their terms address matters only as of another specified date, which shall be true and correct in all respects only as of such date), or (iii) the representations and warranties of the Company contained in the Agreement that are not so qualified shall not have been true and correct when made or at any time prior to the consummation of the Offer as if made at and as of such time (other than representations and warranties which by their terms address matters only as of another specified date, which shall be true and correct only as of such date), except, in the case of clause (iii) only, for such failures to be true and correct as are not reasonably likely to, individually or in the aggregate, result in a Company Material Adverse Effect;

          (f) (i) it shall have been publicly disclosed, or Parent shall have otherwise learned, that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the then-outstanding shares of Company Common Stock have been acquired by any person, other than Parent or any of its affiliates, or (ii) (A) the Company Board, or any committee thereof, shall have withdrawn or modified, in a manner adverse to Parent or Merger Sub including by amending the Schedule 14D-9, the approval or recommendation of the Offer, the Merger, the Agreement, or approved or

                                   Annex I-2
recommended any Superior Proposal or any other acquisition of Company Common Stock other than the Offer and the Merger or (B) the Company Board, or any committee thereof, shall have resolved to do any of the foregoing;

          (g) the Agreement shall have been terminated in accordance with its terms;

          (h) any agreement set forth on Section A-1 of the Company Disclosure Schedule, concerning the registration rights of certain holders of Company Common Stock that are the signatories to each such agreement, shall be, in the reasonable judgment of Parent, different in a manner that is materially more burdensome to the Company than the Registration Rights Agreement contained in Section A-2 of the Company Disclosure Schedule; and

          (i) the Amendment to Forbearance and Modification Agreement and Waiver, dated as of December 26, 2001, among the Company, certain guarantors set forth on the signature pages thereof and certain lenders set forth on the signature pages thereof (the "Amended Forbearance Agreement"), shall not have been amended to extend the Forbearance Period (as defined in the Amended Forbearance Agreement) until the earlier of the Effective Time or the termination of the Agreement pursuant to its terms;

which, in the reasonable judgment of Parent in any such case, and regardless of the circumstances (including any action or inaction by Parent or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment.

          The foregoing conditions are for the sole benefit of Merger Sub and Parent and may be asserted by Merger Sub or Parent regardless of the circumstances giving rise to any such condition or may be waived by Merger Sub or Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.


                                   Annex I-3

                                                                       EXHIBIT A

                          FORM OF AFFILIATE LETTER FOR
                            AFFILIATES OF THE COMPANY

                                                                       [ ], 2002

Dycom Industries, Inc.
         -and-
Troy Acquisition Corp.
4440 PGA Boulevard, Suite 500
Palm Beach Gardens, Florida  33410
Attention: Marc R. Tiller, Esq.



Ladies and Gentlemen:

          I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of ARGUSS COMMUNICATIONS, INC. (the "Company"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger, dated as of January 7, 2002 (the "Merger Agreement"), among DYCOM INDUSTRIES, INC., a Florida corporation ("Parent"), TROY ACQUISITION CORP., a wholly owned subsidiary of Parent and a Delaware corporation ("Merger Sub"), and the Company, Merger Sub will be merged with and into the Company (the "Merger"). Capitalized terms used in this letter agreement without definition shall have the meanings assigned to them in the Merger Agreement.

          As a result of the Offer and Merger, I may receive shares of common stock, par value $.01 per share, of Parent (the "Parent Shares"). I would receive such Parent Shares in exchange for shares (or upon exercise of options for shares) owned by me of common stock, par value $.01 per share, of the Company (the "Company Shares").

          1. I represent, warrant and covenant to Parent that in the event I receive any Parent Shares as a result of the Offer or Merger:

               A. I shall not make any sale, transfer or other disposition of the Parent Shares in violation of the Act or the Rules and Regulations.

               B. I have carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Parent Shares, to the extent I felt necessary, with my counsel or counsel for the Company.

               C. I have been advised that the issuance of the Parent Shares to me pursuant to the Offer or Merger has been registered with the Commission under the Act on a

          Registration Statement on Form S-4. However, I have also been advised that, because at the time of the Offer or at the time the Merger is submitted for a vote of the stockholders of the Company, (a) I may be deemed to be an affiliate of the Company and (b) the distribution by me of the Parent Shares has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Parent Shares issued to me in the Merger unless (i) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, (ii) such sale, transfer or other disposition has been registered under the Act or
          (iii) I deliver an opinion of counsel reasonably acceptable to Parent, or a "no action" or interpretive letter of the Commission is furnished to Parent, stating that such sale, transfer or other disposition is otherwise exempt from registration under the Act.

               D. I understand that Parent is under no obligation to register the sale, transfer or other disposition of the Parent Shares by me or on my behalf under the Act or, except as provided in paragraph 2(A) below, to take any other action necessary in order to make compliance with an exemption from such registration available.

               E. I understand that Parent may give stop-transfer instructions to its transfer agent with respect to the Parent Shares to enforce the restrictions set forth herein and that there will be placed on the certificates for the Parent Shares issued to me, or any substitutions therefor, a legend stating in substance:

               "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED [?], 2002 BETWEEN THE REGISTERED HOLDER HEREOF AND DYCOM INDUSTRIES, INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF DYCOM INDUSTRIES, INC."

               F. I understand that unless a sale or transfer is made in conformity with the provisions of Rule 145, or pursuant to a registration statement, Parent reserves the right to put the following legend on the certificates issued to my transferee:

                    "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN
               REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

                                  Exhibit A-1

                    G. Execution of this letter should not be considered an
               admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter, nor as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

          2. By Parent's acceptance of this letter, Parent hereby agrees with me as follows:

                    A. For so long as and to the extent necessary to permit me to sell the Parent Shares pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Act, Parent shall (a) use its reasonable efforts to (i) file, on a timely basis, all reports and data required to be filed with the Commission by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (ii) furnish to me upon request a written statement as to whether Parent has complied with such reporting requirements during the 12 months preceding any proposed sale of the Parent Shares by me under Rule 145, and (b) otherwise use its reasonable efforts to permit such sales pursuant to Rule 145 and Rule 144. Parent hereby represents to me that it has filed all reports that are required to be filed with the Commission under Section 13 of the Exchange Act during the preceding 12 months.

                    B. It is understood and agreed that certificates with the
               legends set forth in paragraphs 1(E) and l(F) above will be substituted by delivery of certificates without such legends if
               (i) one year shall have elapsed from the date the undersigned acquired the Parent Shares received in the Offer or Merger, as applicable, and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) two years shall have elapsed from the date the undersigned acquired the Parent Shares received in the Offer or Merger, as applicable, and the provisions of Rule 145(d)(3) are then applicable to the undersigned, or (iii) Parent has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Parent, or a "no action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

                                        Very truly yours,


                                        ___________________________________
                                        Name:



Agreed and accepted this [ ] day
of [ ], 2002, by

DYCOM INDUSTRIES, INC.


By:_______________________
   Name:
   Title:


                                  Exhibit A-2